As filed with the Securities and Exchange Commission on May 27, 2010
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CMONEY, Inc.
(Exact name of registrant as specified in its charter)

Nevada	7379	75-3260546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Sugar Creek Center Blvd. Sugar Land, Texas 77478 Telephone: (713) 589-5393 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jennifer L. Pharris One Sugar Creek Center Blvd. Sugar Land, Texas 77478 Telephone: (713) 589-5393 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
            Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):
Large accelerated filer  ☐, Accelerated filer  ☐, Non-accelerated filer (do not check if a smaller reporting company)  ☐, or  Smaller reporting company  ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)

Common Stock (4)	100,000,000 shares(5)	$0.46	$46,000,000
Common Stock (6)	625,500 shares	$0.46	$287,730
Total	100,625,500 shares		$46,287,730	$3,331

(1)  Represents shares of our common stock being registered for resale that have been issued or will be issued to the selling stockholders named in the registration statement.  Unless otherwise provided, all of the share numbers and per share prices in the prospectus give effect to a 3 for 1 stock split to be affected by paying a dividend of two shares of common stock on each outstanding share of common stock of the Company.  We expect the stock split to be effective on or about 20 days after mailing to our security holders an information statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended.
(2)  Price per share shown is the average of the high and low prices as reported on the OTC Bulletin Board on May 26, 2010.
(3)  Estimated solely for the purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933, as amended.
(4)  Represents shares we may put to Kodiak Capital Group, LLC pursuant to the terms of an Investment Agreement.  That Investment Agreement provides that we can put to Kodiak up to $15,000,000 worth of our shares of common stock.  The 100,000,000 shares represents our estimate of the maximum number of shares we may issue under the investment agreements.  The actual number of shares issued may be higher or lower then 100,000,000.
(5)  In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement on Form S-1 shall be deemed to cover any additional shares of common stock that become issuable pursuant to the terms of the Investment Agreement described below by reason of any stock split, stock dividend or other similar transaction.
(6)  Represents outstanding shares of common stock offered for resale by a selling stockholder other than Kodiak Capital Group, LLC.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Dated May 27, 2010
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

CMONEY, Inc.

100,625,500 Shares of Common Stock

This prospectus relates to the resale of up to 100,625,500 shares of the common stock, par value $0.001 per share (the “Common Stock”), of cMoney, Inc., formerly known as Bonfire Productions, Inc. (“C$ cMoney”), by the selling stockholders identified herein.  These shares are subject to the terms of an Investment Agreement (the “Investment Agreement” or “Equity Line of Credit”) with Kodiak Capital Group, LLC, a Delaware limited liability company (“Kodiak”), pursuant to which we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock as described under the caption “Our Company – About this Offering”.

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the Put Right.  We will bear all costs associated with this registration.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.  Kodiak will pay us 85% of the lowest closing “best bid” price (the highest posted bid price) of our common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “BNFR.OB.”  The last reported sale price of our common stock on the OTCBB prior to the date of this prospectus was on May 18, 2010, at $0.46 per share in very light trading.  For more information see “Market price of and dividends on the registrant’s common equity and related stockholder matters.”

It is not possible to determine the price to the public in any sale of the shares of Common Stock by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares.  Accordingly, the selling stockholders will determine the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds at the time of any sale. The selling stockholders will pay any underwriting discounts and commissions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 4 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The date of this prospectus is May ___, 2010.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and our financial statements and related notes, before you decide whether to invest in our common stock. If you invest in our common stock, you are assuming a high degree of risk. See the section entitled “Risk Factors.” References to “C$ cMoney,” “cMoney,” “our,” “our company,” “us,” or “the Company” refer to cMoney, Inc. formerly known as Bonfire Productions, Inc.

About Us

We were incorporated in Nevada on August 26, 2006, under the name Bonfire Productions, Inc., for the purpose of producing, marketing and selling audio recordings of folk tales, fairy tales and other children’s stories under the brand name “Bonfire Tales.”  At the time of the Merger described below, we had no active operations and have discontinued any pursuit of the pre-merger business of Bonfire Productions, Inc.

On May 6, 2010, we consummated the merger with cMoney, Inc., a Delaware corporation, pursuant to which cMoney, Inc. merged with and into our wholly-owned subsidiary, C$ cMoney Acquisition, Inc., and immediately thereafter, merged cMoney, Inc. with and into Bonfire Productions, Inc., as previously disclosed in our Current Report on Form 8-K filed on May 12, 2010 (the “Merger”).  After the Merger, our business operations consist of those of cMoney, Inc.  We intend to amend our articles of incorporation to change our name to cMoney, Inc. We expect the name change to be effective on or about 20 days after mailing to our security holders an information statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In connection with the amendment of our articles of incorporation, we will split our shares on a three for one basis by paying a dividend of two shares of our common stock on each outstanding share of our common stock..  Unless otherwise set forth herein, all disclosure in this prospectus assumes that the amendment to our articles of incorporation and the three for one stock split has been completed.

We have engaged a third party to develop a software application that, once downloaded onto a customer’s mobile phone with text messaging capability, allows that customer to send money to or receive money from other mobile phones and to pay for goods and services, without having to disclose any of their credit card or account information at the time of transfer or payment. The application is currently only in demonstration stage.  C$ cMoney expects to launch this product this Fall.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “BNFR.OB.”

About This Offering

This prospectus relates to the resale of up to:

•
100,000,000 shares of our common stock issuable to Kodiak Capital Group, LLC for investment banking services pursuant to an Investment Agreement with us dated as of March 11, 2010, as amended (the “Investment Agreement” or “Equity Line of Credit”); and

•	625,500 shares of our common stock owned by Robert Gandy.

Pursuant to the Investment Agreement, we have the right to “put” to Kodiak (the “Put Right”) up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula).  Accordingly, this prospectus relates, in part, to the resale of up to 100,000,000 shares of our common stock by Kodiak.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 100,000,000 shares pursuant to the exercise of the Put Right, although the number of shares that we will actually issue pursuant to the Put Right may be more or less than 100,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the Put Right in a manner which would result in our issuance of more than 100,000,000 shares, but if we were to exercise the Put Right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement provides, in part, that following notice to Kodiak, we may put to Kodiak up to $15 million in shares of our common stock for a purchase price equal to 85% of the lowest closing “best bid” price (the highest posted bid price) of our common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put will be, at our option, either: (a) up to $5 million or (b) 200% of the average daily volume in the U.S. market of our common stock for the ten (10) trading days prior to the notice of our put, multiplied by the average of the three (3) daily closing bid prices immediately preceding the date of the put notice. Kodiak has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers the resale of our common stock by Kodiak either in the open market or to other investors through negotiated transactions. Kodiak’s obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak.

Kodiak will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;
•
our common stock has not been suspended from trading for a period of two consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the Investment Agreement and the attendant Registration Rights Agreement;
•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock;

•	the issuance of the shares will not violate any shareholder approval requirements of the market or exchange on which our shares are principally listed; and
•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $15 million of our common stock;
•	thirty-six (36) months after the SEC declares this Registration Statement effective; or
•	upon written notice from us to Kodiak.

Similarly, this Investment Agreement, may, at the option of the non-breaching party, terminate if Kodiak or us commit a material breach, or become insolvent or enter bankruptcy proceedings.

This Investment Agreement will be suspended if any of the following were to occur, and would remain suspended until such event were to be rectified:

•	our common stock ceases to be registered under the Exchange Act; or
•	the trading of our common stock is suspended by the SEC, the NASD, or its principal market for two consecutive trading days.

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Kodiak.  The sale of these additional shares could cause our stock price to decline. In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit. If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit. We have no obligation to utilize the full amount available under the Equity Line of Credit.

In consideration of the Equity Line of Credit contained in the Investment Agreement we will pay to Kodiak a commitment fee equal to 5% of the $15,000,000 facility amount, or $750,000.  This amount will be payable one-half as of the closing of the first draw-down under the Equity Line of Credit and the remaining one-half as of the earlier of the second draw-down under the Equity Line of Credit or three months after the date of the Investment Agreement.

The Offering

Shares of common stock offered by the selling stockholders:
Up to 100,625,500 shares of common stock, which would represent approximately 42.7% of our common stock outstanding as of May 25, 2010 on a pro forma basis assuming the entire 100,000,000 is issued to Kodiak pursuant to the Put Right.

Common stock to be outstanding after the offering:	Up to 235,543,963 shares of common stock assuming the entire 100,000,000 is issued to Kodiak pursuant to the Put Right.
Use of proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds.”
Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on page 4 and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol:	BNFR.OB

RISK FACTORS

            An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below before deciding to invest in shares of our common stock. Our business, prospects, financial condition or results of operations could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes and the information included in the section of this document entitled “Information Regarding Forward-Looking Statements,” before deciding to purchase any shares of our common stock.

We will not be able to continue as a going concern unless we receive outside funding.

We have not generated any revenues to date.  As of March 31, 2010, C$ cMoney has accumulated losses of $2,508,427 since inception, current liabilities of $2,626,258, a working capital deficiency of $2,578,427 and expects to incur further losses in the development of its business.  Our ability to continue as a going concern is dependent, in part, on our ability to close on the sale of capital stock to Kodiak Capital and to successfully launch our product.  We expect to launch our product this Fall, but cannot assure that that we will launch on that schedule or at all.  As at March 31, 2010, C$ cMoney had cash and cash equivalents of $47,831.  If we are not able to raise additional capital or implement our business plan, we will no longer be able to operate our business.

Until such time that we receive additional debt or equity financing, or begin to receive significant revenues from operations, there is a risk that we will not continue to be a going concern and if our financial condition continues we will no longer be able to continue to operate our business. We may continue to incur losses, and we cannot be certain whether we will ever earn a significant amount of revenues or profit, or, if we do, that we will be able to continue earning such revenues or profit. Any of these factors could cause our stock price to decline and result in your losing a portion or all of your investment.

We need to establish a relationship with one or more banks to act as our partners in setting up the accounts with our customers and we will not be able to sell our product if we do not establish such relationship.

Our product requires that our customers visit a bank and upload their driver’s license and credit card numbers onto the bank’s network.  If we do not establish relationships with banks to do this for us, our business plan will not work and our business will fail.

We will need to raise additional funds to pursue our growth strategy and to continue our operations, and we may be unable to raise capital when needed.

Even assuming a successful initial funding from Kodiak Capital and a successful product launch this Fall, we will need to seek additional equity or debt financing to provide for the capital expenditures required to finance working capital requirements, retain a management team, launch our product and market and support our product until we begin to generate sustainable revenues.  We cannot predict the timing or amount of any such capital requirements at this time. There is no assurance that we will be able to satisfy the initial or future conditions to funding required by our investment agreement with Kodiak Capital.  If financing is not available on satisfactory terms, or at all, we will be unable to sustain our business and to continue as a going concern.  Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.

We do not have an operating history and there is no assurance that we will achieve profitability.

We have no operations or revenues with which to generate profits or liquidity. We have not yet generated any operating revenue to sustain our projected operations and do not plan to launch a product to generate revenue until this summer. We do not have an operating history on which investors can evaluate our potential for future success. The revenue and income potential of our business and the market for mobile payments and money transfers through non-traditional products such as ours has not been proven and we may never achieve profitability. Potential investors should evaluate our company in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses in new and rapidly developing markets, many of which will be beyond our control. These risks include:

•	lack of sufficient capital,
•	unproven business model,
•	marketing difficulties,
•	competition, and
•	uncertain market acceptance of our products and services.

As a result of our lack of an operating history, our plan for growth, and the competitive nature of the markets in which we may compete, our historical financial data are of limited value in anticipating future revenue, capital requirements and operating expenses.

The products we intend to sell are based on an emerging technology and therefore the potential market for our products remains uncertain.

The mobile payment and money transfer products that are in development and that we intend to sell are based on emerging technology, and our success depends on organizations and customers perceiving benefits and cost savings associated with adopting our solutions. We do not have an operating history, and the solutions we intend to offer have not been adopted by customers, banks or vendors.  As such, it is difficult to evaluate our business because the potential market for our products remains uncertain.

Our growth will depend on our ability to develop our brand and any failure to do so could limit our business products, which could have a material adverse effect on our business, financial condition and results of operations and financial condition.

We believe that establishing a strong brand will be critical to achieving widespread acceptance and adoption of our products. Promoting and positioning our brand will depend largely on the success of our marketing efforts, distribution channels and ability to provide high quality service. Establishing a significant brand presence for an emerging technology often requires substantial marketing investment, and many early stage development companies have failed to generate the necessary adoption rates even after such a process.  Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incur in building the C$ cMoney brand. If we are not successful in building the C$ cMoney brand, it could limit our business prospects, which could have a material adverse effect on our business, financial condition and results of operations.

We might not implement successful strategies to initiate and increase adoption of our mobile payment and money transfer products, which would limit our growth and cause our stock price to decline.

Once our product has been fully developed, our future profitability will depend, in part, on our ability to successfully implement our strategy to initiate and increase adoption of our mobile payment and money transfer products.  We cannot assure you that there will be marketplace acceptance for our mobile payment and money transfer products or that any such market will remain viable. We expect to invest substantial amounts to:

•	Drive consumer and merchant awareness of mobile payment and money transfers;
•	Encourage consumers and merchants to sign up for and use our mobile payment and money transfer product;
•	Continue to develop state of the art, easy-to-use technology;
•	Expand our operations;
•	Attract and retain a management team, a sales and marketing team and other necessary employees;
•	Increase the number of users who collect and pay through mobile applications; and
•	Diversify our customer base.

Our investment in these programs will affect adversely our short-term profitability. Additionally, we may fail to successfully implement these programs to increase adoption of our mobile payment and money transfer method by customers who pay for the service. This would impact revenues adversely, and cause our business to suffer.

Our status under state, federal and international financial services regulation is unclear. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability, force us to change our business practices or force us to cease offering our current product.

We operate in an industry subject to government regulation. We currently believe that our product is not subject to state or federal regulation.  In the future, we might be subjected to:

•	state or federal banking regulations;
•	state money transmitter regulations and federal money laundering regulations;
•	international banking or financial services regulations or laws governing other regulated industries; or
•	U.S. and international regulation of Internet transactions.

If we are found to be in violation of any current or future regulations, we could be:

•	exposed to financial liability, including substantial fines which could be imposed on a per transaction basis and disgorgement of our profits;
•	forced to change our business practices; or
•	forced to cease doing business altogether or with the residents of one or more states or countries.

We do not own all of the software and other technologies used in our products and services.

Our products include intellectual property owned and licensed to us by third parties.  Global 1 Enterprises, Inc., a Nevada corporation, granted to us an exclusive license, in the United States and Australia, to the trademark “C$ cMoney” and three patent applications (the “Global 1 License”) that are critical to our business.  However, we do not know whether any of our pending patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if patents are issued from our patent applications, which is not certain, they may be contested, circumvented or invalidated in the future. Moreover, the rights granted under the trademark and any issued patents or other intellectual property rights may not provide us with proprietary protection or competitive advantages, and, as with any technology, competitors may be able to develop similar or superior technologies to our own now or in the future.  In addition, US Dataworks, Inc., a Nevada corporation (“US Dataworks”), granted to us a non-exclusive license to use certain payment processing intellectual property.

If we are unable to obtain the rights necessary to use or continue to use third-party technology or content in our products and services, the inability to support, maintain and enhance any software could result in increased costs, or in delays or reductions until equivalent software could be developed, identified, licensed and integrated.

We rely on a third party software developer to assist in the development of our products and their or our failure to successfully develop these products could have a material adverse effect on our business, financial condition and results of operations.

We sublicensed the technology we obtained under the Global 1 License to a third party software developer, Soprano Design Pty Ltd, a company organized under the laws of Australia, to assist in the development of our mobile payment and money transfer products.  Their or our failure to successfully develop these products could have a material adverse effect on our business, financial condition and results of operations.

We will rely on third parties to process our payment transactions and their failure to process our payment transactions could have a material adverse effect on our business, financial condition and  results of operations.

We do not belong to and cannot directly access the credit card associations or the ACH payment network. As a result, we must and will rely on third parties to process our transactions. The failure to obtain processing services on acceptable terms from these sources or elsewhere, or the failure to switch to another processor quickly and smoothly, could have a material adverse effect on our business, financial condition and results of operations.

Our failure to manage our product and operational launch and growth will cause a disruption of our operations resulting in the failure to generate revenue.

We currently have no operations and have to build our entire operation, launch and market our product, manage our operations and create management, operational, accounting and information systems.  This will place a significant strain on our management and our systems. We will need to establish our financial controls. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Our business will depend on the growth and maintenance of the mobile communications industry, and the failure of the mobile communications industry to grow as we expect could have a material adverse effect on our business, financial condition and results of operations.

Our success will depend on the growth and maintenance of the mobile communications industry in the United States and the demand for, and development of, software applications for mobile communication devices. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. In addition, viruses, worms and similar break-ins and disruptions from illicit code or unauthorized tampering may harm the performance of wireless communications. If a well-publicized breach of security were to occur, general mobile phone usage could decline, which could reduce the demand for and use of our applications. Wireless communications experience a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our applications successfully.

We are highly dependent on our executive officers and the loss of any of their services could have a material adverse effect on our business, financial condition and results of operations.  Further, the failure to attract and retain highly qualified personnel could compromise our ability to effectively manage our business and pursue our growth strategy.

We are highly reliant on the services of our executive officers. The loss of services of any of them could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends upon our ability to attract and retain highly qualified technical, development, sales, service and management personnel.  Competition for such personnel is intense, and we may fail to retain our key employees or attract or retain other highly qualified personnel in the future. As a company with no operating history, limited financial resources and no proven track record, we may have difficulty attracting and retaining new individuals. Our inability to attract skilled management personnel and other employees as needed could have a material adverse effect on our business, financial condition and results of operations.  Our arrangement with current employees is at will, meaning our employees may voluntarily terminate their employment at any time.

Our management team has recently been retained and has never worked together before.  Our Chief Executive Officer and Chairman of the Board has no experience in running a public company.

We do not carry any business interruption insurance, products liability insurance or any other commercial insurance policy.   As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no commercial insurance protection.  We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive commercial insurance policy.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not be able to obtain such insurance on commercially reasonable terms or carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

If our software contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

Our mobile software applications and products and our website could contain undetected errors or “bugs” that could adversely affect their performance. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name and reduce any future revenues.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products, which could damage our reputation and harm our operating results.

Our ability to provide our products depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, interruptions in access to our website through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which we expect to be hosted at third-party internet data centers, are also vulnerable to break-ins, sabotage and vandalism. We do not currently have a disaster recovery plan in place and any disaster recovery plan would not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third-party provider without adequate notice could result in lengthy service interruptions. Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

Our possession and use of personal information presents risks and expenses that could harm our business.  Unauthorized disclosure or manipulation of such data, whether through breach of our security or otherwise, could adversely affect our business, financial condition and results of operations.

If our customers use credit cards or other means of payment other than our software application to pay us, our databases, just like those of other merchants, will include their personal data, including credit card information. A party who is able to compromise the security of our facilities, or of the banks or payment processors that store personal information that we will rely on, could misappropriate either our proprietary information or the personal information of our customers, or cause interruptions or malfunctions in our operations. We may be required to expend significant capital and financial resources to protect against such threats or to alleviate problems caused by breaches in security. As techniques used to breach security change frequently, and are generally not recognized until launched against a target, we may not be able to implement security measures in a timely manner or, if and when implemented, these measures could be circumvented. Any breaches that may occur could expose us to increased risk of lawsuits, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our business, financial condition and results of operations.

Possession and use of personal information in conducting our business will subject us to legislative and regulatory burdens that could require notification of data breach, restrict our use of personal information and hinder our ability to acquire new customers or market to existing customers. We will incur expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability and the ability of the third party licensors from whom we license technology to maintain and protect our proprietary rights. Third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us.

If we or our third party licensors are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue and competitive position could be harmed.  Litigation may be necessary to:

•	enforce our intellectual property rights;
•	protect our trade secrets; and
•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, development or distribution of our products and could result in increased costs to us.

We operate in a competitive industry with more horizontally integrated companies. It may be difficult to obtain or sustain our market share in the event of a decline in market conditions.

Our industry is competitive and rapidly changing. Most of our competitors are very large international companies that have a material advantage in their financial, technical and marketing resources. We may be unable to successfully compete against future competitors, which would adversely affect our business, financial condition and results of operations.

We may engage in acquisitions, strategic investments, partnerships, alliances or other ventures that are not successful, or fail to integrate acquired businesses into our operations, which may adversely affect our competitive position and growth prospects.

We may acquire or make strategic investments in complementary businesses, technologies, services or products, or enter into strategic partnerships or alliances with third parties in the future in order to expand our business. We may be unable to identify suitable acquisition, strategic investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially favorable to us or at all, which may adversely affect our competitive position and our growth prospects. If we acquire another business, we may face difficulties, including:

•	integrating that business’s personnel, products, technologies or services into our operations;
•	retaining the key personnel of the acquired business;
•	failing to adequately identify or assess liabilities of that business;
•	failure of that business to fulfill its contractual obligations;
•	failure of that business to achieve the forecasts we used to determine the purchase price; and
•	diverting our management’s attention from normal daily operations of our business.

These difficulties could disrupt our ongoing business and increase our expenses.

If we are not successful in developing and expanding our product offerings to address emerging consumer demands and technological trends, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to implement solutions for our customers incorporating new developments and improvements in technology and to develop product offerings that meet the current and prospective customers’ needs are critical to our success. The markets we serve are highly competitive. Our competitors may develop solutions or services which make our offerings obsolete. Our ability to develop and implement up to date solutions utilizing new technologies which meet evolving customer needs in Internet and mobile application platforms will impact our future revenue growth and earnings.  There can be no assurance that we will be able to develop these improvements in a timely manner and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We are subject to the reporting requirements of the federal securities laws, which impose additional burdens on us.

We are a public reporting company and accordingly subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). As a public company, these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by Sarbanes-Oxley.  Our management team has no experience operating a company whose securities are publicly reported, traded or listed on an exchange, and with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly reporting or publicly-traded company. We will need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of Sarbanes-Oxley, when applicable, we may not be able to obtain the independent accountant certifications required by Sarbanes-Oxley.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend upon our results of operations, financial conditions, contractual restrictions, restrictions imposed by any credit facilities we may have in the future and other factors our board deems relevant.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

Our sale of shares to Kodiak under the Equity Line of Credit will be for less than the then-prevailing market price of our common stock and may represent a very large volume of shares, which could depress the market for and price of our common stock and existing stockholders could experience substantial dilution upon issuance of common stock pursuant to the Equity Line of Credit.

We are registering an aggregate of 100,000,000 shares of common stock, which we may issue to Kodiak under the Equity Line of Credit. The sale of such shares to Kodiak could depress the market for and price of our common stock. As of May 25, 2010, there were 135,543,963 shares of our common stock issued and outstanding after giving affect to the planned three for one stock split, so if we issue the entire 100,000,000 shares of common stock to Kodiak, that would increase the number of shares outstanding by approximately 42.5%.

The common stock to be issued to Kodiak pursuant to the Investment Agreement will be purchased at a fifteen percent (15%) discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Investment Agreement. Kodiak has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Kodiak sells the shares, the price of our common stock could decrease.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB and the Pink Sheets operated by Pink OTC Markets, Inc., meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or nonexistent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

There is currently a limited trading market for our common stock, which may affect prevailing market prices of our stock and limit our stockholders’ ability to sell shares of our stock.

Our common stock is quoted on the OTCBB and the Pink Sheets operated by Pink OTC Markets, Inc.  The OTCBB and the Pink Sheets are significantly more limited markets than the New York Stock Exchange or NASDAQ system.  The quotation of our shares on these markets does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of smaller companies.  Because of the limited trading volume on the OTCBB and Pink Sheets of our common stock and the penny stock regulations described below, our investors may not be able to sell their shares due to the absence of a trading market.

We may be subject to penny stock regulations and restrictions, which could make it difficult for stockholders to sell their shares of our stock.

SEC regulations generally define “penny stocks” as equity securities that have a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of May 25, 2010, the closing price for our common stock was $0.46 per share.  If we do not fall within any exemptions from the “penny stock” definition, we will be subject to Rule 15g-9 under the Exchange Act, which regulations are commonly referred to as the “Penny Stock Rules.” The Penny Stock Rules impose additional sales practice requirements on broker-dealers prior to selling penny stocks, which may make it burdensome to conduct transactions in our shares. If our shares are subject to the Penny Stock Rules, it may be difficult to sell shares of our stock, and because it may be difficult to find quotations for shares of our stock, it may be impossible to accurately price an investment in our shares. There can be no assurance that our common stock will qualify for an exemption from the Penny Stock Rules, or that if an exemption currently exists, that we will continue to qualify for such exemption. In any event, we are subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

The financial industry regulatory authority, or FINRA, sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the Penny Stock Rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Rule 144 Related Risk.

The SEC adopted amendments to Rule 144 which became effective on February 15, 2008 that apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the reliance of Rule 144 by Shell Companies or former Shell Companies.

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by certain companies. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	The issuer of the securities is subject to the reporting requirements of Section 14 or 15(d) of the Exchange Act;
•
The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	At least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, stockholders who receive our restricted securities in a business combination will not be able to sell our shares without registration until one year after we have completed our initial business combination.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the benefits of that act. Unless the context is otherwise, the forward-looking statements included herein address activities, events or developments that we expect or anticipate, will or may occur in the future.  Any statements in this prospectus about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this document are based on information available to us on the dates noted, and we assume no obligation to update any such forward-looking statements. It is important to note that our actual results may differ materially from those in such forward-looking statements due to fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which we conduct operations, including our plans, objectives, expectations and intentions and other factors discussed elsewhere in this prospectus.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. The risks and uncertainties described below are not the only ones we face.  New factors emerge from time to time, and it is not possible for us to predict which will arise. There may be additional risks not presently known to us or that we currently believe are immaterial to our business. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.  Under such circumstances, you may lose all or part of your investment.

The industry and market data contained in this prospectus are based either on our management’s own estimates or, where indicated, independent industry publications, reports by governmental agencies or market research firms or other published independent sources and, in each case, are believed by our management to be reasonable estimates. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. We have not independently verified market and industry data from third-party sources. In addition, consumption patterns and customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be verifiable or reliable.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by the selling stockholders. However, we will receive proceeds from the sale of our common stock to Kodiak pursuant to the Investment Agreement. The proceeds from our exercise of the Put Right pursuant to the Investment Agreement will be used for working capital and general corporate purposes, including:

•
 the annual payment of $1,500,000 to Global 1, which is owned by our Chairman of the Board, President, Chief Executive Officer and Secretary, Jennifer Pharris, related to the license of technology from Global 1;

•	Up to $900,000 to Robert Gandy (6% at the value of our common stock we put to Kodiak under the Investment Agreement);
•	$750,000 to Kodiak Capital Group LLC, in consideration of the Equity Line of Credit contained in the Investment Agreement (5% of the $15,000,000 facility amount).
•	$1,000,000 to US Dataworks pursuant to the Technology License Agreement;
•	$771,000 to Soprano Design Pty Ltd pursuant to the Technology Sublicense Agreement;
•	$280,000 to payoff promissory note; and
•	other contractual obligations referred to under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contractual obligations.”

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by such selling stockholders and the number of shares that may be offered by such selling stockholders for resale under this prospectus. Kodiak is a broker-dealer. Kodiak may sell up to 100,000,000 shares of our common stock, which are issuable upon the exercise of our put right with Kodiak, from time to time in one or more offerings under this prospectus. Because Kodiak may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by Kodiak after the offering can be provided. The following table has been prepared on the assumption that the entire 100,000,000 shares are issues to Kodiak and that all shares offered under this prospectus will be sold to parties unaffiliated with Kodiak.  The following table is based on 135,543,963 shares outstanding as of March 25, 2010 after giving affect to the planned three for one stock split.

Name of selling security holders	Amount of securities of the class owned by the security holders before this offering	Amount to be offered for the security holders’ account	Amount of the class to be owned by security holders after the offering is complete	Percentage after the offering is complete
Kodiak Capital Group, LLC(1)	Up to 104,200,000 shares(2)	Up to 100,000,000 shares	4,200,000	*%
Robert Gandy	625,500 shares	625,500 shares	0	0%
Total	100,625,500 shares	100,625,500 shares	4,200,000	*%

*	Represents less than 1%.
(1)	Pursuant to put right set forth in Investment Agreement. The natural person with voting and dispositive power for Kodiak Capital Group is Ryan Hodson.
(2)	Kodiak currently owns 4,200,000 shares of our common stock prior to our exercise of the Put Right.

PLAN OF DISTRIBUTION

This prospectus includes up to 100,625,500 shares of common stock offered by the selling stockholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or the Pink Sheets or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholders. The selling stockholders and any brokers, dealers or agents, upon affecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are paying all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their respective shares to their brokers under the margin provisions of customer agreements. If the selling stockholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, each selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. If any selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between such selling stockholder and the broker dealer.

We agreed to use our commercially reasonable efforts to keep this prospectus effective until the earlier of the date on which (i) Kodiak has sold all of the shares of our common stock issued or issuable pursuant to the Investment Agreement or (ii) Kodiak has no right to acquire any additional shares of our common stock pursuant to the Investment Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Upon completion of the amendment to our articles of incorporation prior to completion of this offering, we will be authorized to issue 500,000,000 shares of Common Stock, $0.00001 par value per share, and 10,000,000 shares of undesignated Preferred Stock, $0.00001 per share.  As of May 25, 2010, there were 135,543,963 shares of Common Stock issued and outstanding and no shares of preferred stock after giving effect to the planned three for one stock split and the planned increase to the number of shares of our authorized common stock and creation of undesignated preferred stock.

Common Stock

Holders of Common Stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine.  Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our Common Stock does not have cumulative voting rights, and, as such, cumulative voting for the election of directors is not authorized.

Our Common Stock is not subject to conversion or redemption and holders of Common Stock are not entitled to preemptive rights.  Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding shares or any class of securities having preference over the Common Stock, are distributable ratably among the holders of Common Stock and any participating class of securities having preference over the Common Stock outstanding at that time.  Each outstanding share of Common Stock is fully paid and nonassessable.

Preferred Stock

Following the amendments to our articles of incorporation, our board of directors will be authorized, subject to limitations imposed by Nevada law, to issue up to a total of 10,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board is authorized to establish from time to time the number of shares to be included in each series of preferred stock, and to fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

The provisions of Nevada law and our articles of incorporation and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of our company in a coercive manner as described below. These provisions, summarized below, are expected to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed toencourage persons seeking to acquire control of our company to first negotiate with our board of directors. They are also intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our board of directors determines that a takeover is not in our best interests or the best interests of our stockholders. These provisions, however, could have the effect of discouraging attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Nevada Law

Following the closing of this offering, we may become subject to Nevada's laws which govern the "acquisition" of a "controlling interest" of "issuing corporations." These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, and we do business in Nevada. These laws provide generally that any person that acquires a "controlling interest" acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

        A person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares."

        These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Articles of Incorporation and Bylaws

Our post-offering articles of incorporation and bylaws will provide for:

• Staggered Board.  Our articles of incorporation and bylaws contain provisions creating three classes of directors each serving staggered three year terms with the members of one class standing for re-election each year.

• Election and Removal of Directors.  Our articles of incorporation and our bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Our directors are elected by plurality vote. Vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board and our directors may be removed by our stockholders only for cause.

• Special Stockholder Meetings.  Under our bylaws, only a majority of the entire number of our directors may call special meetings of stockholders.

• Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

• Elimination of Stockholder Action by Written Consent.  Our articles of incorporation eliminates the right of stockholders to act by written consent without a meeting.

• No Cumulative Voting.  Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of director's decision regarding a takeover.

• Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

The provisions described above are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage some types of transactions that may involve an actual or threatened change of control. We expect these provisions would reduce our vulnerability to unsolicited acquisition attempts as well as discourage some tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may also inhibit increases in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions could also operate to prevent changes in our management.

DESCRIPTION OF BUSINESS

Introduction

We were incorporated in Nevada on August 26, 2006, under the name Bonfire Productions, Inc., for the purpose of producing, marketing and selling audio recordings of folk tales, fairy tales and other children’s stories under the brand name “Bonfire Tales.”  At the time of the Merger described below, we had no active operations and have discontinued any pursuit of the pre-merger business of Bonfire Productions, Inc.

On May 6, 2010, we consummated the merger with cMoney, Inc., a Delaware corporation, pursuant to which cMoney, Inc. merged with and into our wholly-owned subsidiary, C$ cMoney Acquisition, Inc., and immediately thereafter, merged cMoney, Inc. with and into Bonfire Productions, Inc., as previously disclosed in our Current Report on Form 8-K filed on May 12, 2010 (the “Merger”).  After the Merger, our business operations consist of those of cMoney, Inc.  We intend to amend our articles of incorporation to change our name to cMoney, Inc. We expect the change to be effective on or about 20 days after mailing to our security holders an information statement in compliance with Regulation 14C under the Exchange Act.  In connection with the amendment of our articles of incorporation, we will increase the number of shares we are authorized to issue and will split our shares on a three for one basis by paying a dividend of two shares of our common stock for each existing outstanding share of our common stock.  Unless otherwise set forth herein, all disclosure in this prospectus assumes that amendment to our articles of incorporation, name change and three for one stock split have been completed.

Overview

We have engaged a third party to develop a software application that, once downloaded onto a customer’s mobile phone with text messaging capability, allows that customer to send money to or receive money from other mobile phones that have our application and to pay for goods and services, without having to disclose any of their credit card or account information at the time of transfer or payment.  A customer initially visits an authorized local bank for a one time upload onto a proprietary network operated by the bank of their driver’s license, personal checking account information and up to thirty (30) credit cards used by the customer. All of this information is stored at the authorized C$ cMoney bank.  We do not transfer any of this data across the Internet.  Our customer will be asked to establish a four (4) digit “PIN” number and, once established, the current cell phone number plus the C$ ten (10) digit account number makes up the ACCESS number for others to transfer money to the customer’s cell phone.

None of the information resides on the actual cell phone. It is all server generated.  If a customer loses his or her cell phone or mobile device, credit card numbers or other information will not be lost, as that information is stored on the bank’s proprietary server.

Once our customer has completed the one-time upload of information at the authorized bank, money can be transferred to that customer’s mobile device by our other customers’ mobile devices.  Alternatively, for paying for goods or services, our product uses a Data Matrix 2-D, Code 39 or Code 128 barcode that is sent via the instant text message system to the customer’s mobile device.  The barcode is scanned by the merchant for payment for goods and services.  A separate pay code is also sent via the instant text message system in case a merchant scanner is not available and for use in making purchases over the internet.  Each barcode or pay code is good for only one purchase, which provides greater security than using a credit card.  When the merchant scans the bar code or enters the pay code for payment, the customer receives a text message detailing the merchant and amount being charged to the customer’s credit card or bank account for added security.  The customer must “accept” the payment using their cell phone or other mobile device for the transaction to be completed.  All of this is designed to happen in seconds, so there is no delay for the merchant or customer.

We expect to launch this product this Fall, but cannot assure you that we will launch on that schedule or at all.  The product is currently only in demonstration stage.

Competitive Position

Our product is only in the development stage and will compete with credit cards and other established methods of payment once launched.  This is a very crowded market dominated by very large competitors with a lot of resources.  Customer and vendor adoption of our product will be critical to its success.

Research and Development

For the fiscal year ending in 2009, we spent $1,281,600 on research and the development of our product.

Intellectual Property

On April 3, 2010, as amended, we entered into a Technology License Agreement with Global 1 Enterprises, Inc., a Nevada corporation (“Global 1”), pursuant to which Global 1 granted to us an exclusive, sub-licensable right, license and authority under certain intellectual property, including the C$ cMoney trademarks and three patent applications related to the mobile payment technologies that are the foundation of our product (the “Licensed Intellectual Property”), to develop and to commercialize our product in the United States and Australia.  This license expires upon the expiration of the underlying intellectual property, unless earlier terminated due to our breach of the agreement or insolvency.

On April 19, 2010, we entered into a Technology Sublicense Agreement with Global 1 and Soprano Design Pty Ltd, an Australian company (“Soprano”), as further amended on May 9, 2010, pursuant to which we granted to Soprano an exclusive, royalty-bearing, sublicense to the Licensed Intellectual Property to develop our product in Australia.  This sublicense expires on April 19, 2013, unless earlier terminated due to Soprano’s breach of the agreement or insolvency.  We agreed to pay to Soprano, during the term of the sublicense, a royalty payment of forty (40) percent of our gross revenue (as defined in the agreement) from Australia.

On March 27, 2010, we entered into an agreement with US Dataworks, pursuant to which we received in exchange for a one time payment of $1,000,000, a non-exclusive, non-transferable, perpetual license to use US Dataworks’ Clearingworks 3.X software for the purpose of processing payments using checks, debit cards or credit cards.  This payment was due on April 12, 2010 and has not yet been made.  US Dataworks will also help us to integrate their systems and provide additional consulting services to us at its prevailing market rates on an as needed basis.  US Dataworks also issued to us a warrant to acquire 1,333,333 shares of US Dataworks common stock for $0.45 per share.

Employees

We currently only have five employees.  We will need to add many additional employees to support our planned product launch.

DESCRIPTION OF PROPERTY

We currently do not own or lease any real property or facilities.  We intend to locate our headquarters in Houston, Texas in facilities that we expect will be provided by US Dataworks pursuant to the agreement described under “Description of Business—Intellectual Property.”  The specific terms of the facility arrangements have not yet been negotiated.  We believe that these facilities will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

From time to time, we may be subject to various claims and legal actions in the ordinary course of our business; however, we are not currently involved in any legal proceeding the ultimate outcome of which, in our judgment based on information currently available, would have a material adverse impact on our business, financial condition or results of operations, except as follows:

On May 26, 2010 we received a demand letter from the attorney for Larry Krasner relating to a lawsuit filed by Mr. Krasner against us in Harris county, Texas over the termination of his employment agreement with cMoney, Inc.  Mr. Krasner claims damages in excess of $700,000, other monetary damages, attorneys fees and  the issuance of 1,950,000 fully vested shares of our common stock.  We believe the claims are without merit and intend to vigorously defend against these claims.  Even if we are ultimately successful in our defense of these claims, we may incur material legal expenses and other costs in such defense, which may have a material adverse effect on our business, financial position and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to our operations after the Merger. For information related to our operations prior to the Merger, see our Annual Report on Form 10-K for the year ended June 30, 2009, our subsequent Quarterly Reports on Form 10-Q and all other reports filed with the Securities and Exchange Commission.

Overview

We were incorporated in Nevada on August 26, 2006, under the name Bonfire Productions, Inc., for the purpose of producing, marketing and selling audio recordings of folk tales, fairy tales and other children’s stories under the brand name “Bonfire Tales.”  At the time of the Merger described below, we had no active operations.

On May 6, 2010, we consummated the merger with cMoney, Inc., a Delaware corporation, as previously disclosed in our Current Report on Form 8-K filed on May 12, 2010. After the Merger, our business operations consist of those of cMoney, Inc.  Prior to completion of this offering we plan to amend our articles of incorporation to change our name to cMoney, Inc.

Going Concern

We have not generated any revenues to date.  As of March 31, 2010, we have accumulated losses of $2,508,427 since inception, current liabilities of $2,626,258, a working capital deficiency of $2,578,427 and expect to incur further losses in the development of our business.  Our ability to continue as a going concern is dependent on our ability to close on the sale of capital stock to Kodiak Capital and to successfully launch our product, planned for this Fall.  As at March 31, 2010, we had cash and cash equivalents of $47,831.  If we are not able to raise additional capital or implement our business plan, we will no longer be able to operate our business.

Plan of Operations

We hope to launch our operations this Fall.  Our software application is currently in demonstration stage.  We must enter into one or more contracts with banks and phone carriers in order to start our business.  We will need to hire many additional employees to operate our business, handle sales and marketing and all other phases of our proposed operations.  We cannot assure you that we will be able to accomplish all of this is time for our planned Fall product launch or at all.  We expect to hire many employees and incur significant expenses in advance of our planned Fall product launch and expect that it will take some time before our operations generate sufficient cash to cover our expenses as we continue to spend to ramp up our operations in advance of sales.

Capital Resources and Liquidity

As a means for financing operations, we have entered into an Investment Agreement/Equity Line of Credit with Kodiak Capital Group, LLC, pursuant to which we have the right to “put” to Kodiak up to $15 million in shares of our common stock (i.e., we can compel Kodiak to purchase our common stock at a pre-determined formula). For a detailed discussion of the Investment Agreement, see the sections entitled “Prospectus Summary—About This Offering” and “Risk Factors.”

Cash Requirements

We have no operations or revenues with which to generate profits or liquidity, and we have not yet generated any operating revenue to sustain our projected operations and do not plan to launch a product to generate revenue until this Fall.  As a result, there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent, in part, upon our ability to generate profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from business operations when they come due. We intend to meet our financial needs for operations in the near future by accessing our Equity Line of Credit; otherwise, we intend to seek additional funds by equity and/or debt financing and/or related party advances. However there is no assurance of additional funding being available. As at March 31, 2010, we had cash and cash equivalents of $47,831.

Our future capital requirements will depend on numerous factors, including the profitability of the product and our ability to control costs. We cannot predict when and if any additional capital contributions may be needed, and we may need to seek one or more substantial new investors. New investors could cause substantial dilution to existing stockholders.

There can be no assurances that we will be successful in raising additional capital via debt and/or equity funding, or that any such transactions, if consummated, will be on terms favorable to us. In the event that additional capital is not obtained from other sources, it may become necessary to alter development plans or otherwise abandon certain ventures.

If we need to raise additional funds in order to fund expansion, develop new or enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies, any additional funds raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of ours Common Stock.

Contractual Obligations

From 2005 through 2009, C$ cMoney received advances of $502,236 from the Pharris Family Trust, a trust owned and managed by Mirriam Pharris, grandmother of cMoney’s Chairman of the Board, President, Chief Executive Officer and Secretary, Jennifer Pharris.  The advances carry an interest rate of 4% and mature on May 31, 2010.  The funds were advanced for research and development costs and legal fees associated with product development.  There were $502,236 and $452,343 in advances outstanding as of December 31, 2009 and 2008, respectively.

Prior to 2008, cMoney hired a software development firm to create its product, which is currently in a demonstration stage. On April 1, 2009, cMoney agreed to pay an additional $771,000 for further development work and promised a 3-year exclusive license for the Australian market and 40% of all cMoney revenue from the payment application in Australia, which it granted on April 19, 2010.  The $771,000 is included in accounts payable as of December 31, 2009.

On January 10, 2010, cMoney hired Pythagoras Group to try to raise up to $10 million in equity funding and has agreed to pay up to 6% of any proceeds plus up to 3% of total stock outstanding in connection with such equity funding.

On March 31, 2010, cMoney hired a third party for services related to acquiring a public company shell via a reverse merger.  Upon closing of the merger with Bonfire Productions, the third party will receive $52,500 and 25,000 common shares of the merged entity.

On March 3, 2010, cMoney agreed to pay a third party $339,000 in legal and consulting fees in connection with raising funds for C$ cMoney due upon closing of the first sale of equity by C$ cMoney.

On March 25, 2010, cMoney hired an investor relations firm for $5,000 per month for six months.

On March 27, 2010, cMoney agreed to purchase a software license from and 5-year warrants to purchase 1,333,333 shares at $.45 per share of U.S. Dataworks, Inc. for $1,000,000.  This payment was due on April 12, 2010 and has not yet been made.

On April 1, 2010, the cMoney borrowed $280,000 from an individual.  The note carries an interest rate of 10% per annum and matures on the earlier of March 31, 2011 or the date cMoney closes an equity investment of $5,000,000. The interest rate will change to 12% if the loan is not repaid on its maturity date.  The note is unsecured.

On April 3, 2010, cMoney entered into a technology license agreement with Global 1.  Under the agreement, cMoney will pay Global 1 $1,500,000 per year on or before May 31 of each year for an exclusive and non-transferable license to certain intellectual property including trademarks and patents.  Global 1 is owned by Jennifer Pharris.  This payment has not yet been made for 2010.

On April 8, 2009, cMoney agreed to pay Global 1 $41,543 per year for 5 years for management services.  Global 1 is owned by Jennifer Pharris, Chairman of the Board, President, Chief Executive Officer and Secretary of the C$ cMoney and Bonfire Productions.  Ms. Pharris is expected to provide the management services on behalf of Global 1.

Financials

This information should be read in conjunction with our financial statements contained elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

The following discussion relates to the operations of cMoney through March 31, 2010.  Prior to the merger, Bonfire Productions had no active operations and in accordance with the terms of the merger agreement with cMoney was to have less than $25,000 in liabilities upon completion of the merger.  See the unaudited combined pro forma balance sheet of Bonfire and cMoney after completion of the merger on page F-15.

As of the date of this prospectus, cMoney has not launched its product or generated revenues.  As of March 31, 2010, cMoney had accumulated losses of $2,508,427 since inception, current liabilities of $2,626,258, a working capital deficiency of $2,578,427 and expects to incur further losses in the development of its business.  The ability of cMoney to continue as a going concern is dependent on its ability to close on the sale of capital stock to Kodiak Capital and to successfully launch its product, planned for this summer.  As of March 31, 2010, cMoney had cash and cash equivalents of $47,831.

The following is a statement of C$ cMoney’s expenses for the years ended December 31, 2008 and December 31, 2009 and the three month periods ended March 31, 2009 and March 31, 2010:

Expenses:	Year Ended December 31, 2008	Year Ended December 31, 2009	Three Months Ended March 31, 2009	Three Months Ended March 31, 2010
Legal and professional fees	$375,385	$133,891	$25,000	$45,257
Research and development	-	1,281,600	-	210,000
General and administrative expenses	26,493	55,168	6,868	74,783
	$401,878	$1,470,659	$31,868	$330,040

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

MARKET PRICE OF AND DIVIDENDS ON THE
REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTCBB under the symbol “BNFR.OB.” Such trading of our common stock is limited and sporadic.  The following table reflects the high and low bid information for our Common Stock for each noted fiscal quarter during which our stock was listed. The bid information was obtained from the OTCBB and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.  Those stock prices are not necessarily indicative in any way of the price at which our stock may trade in the future.  The trading in our stock has historically been very limited and sporadic.

Fiscal Year Ended December 31, 2010	Bid High	Bid Low
Second Quarter through May 25, 2010	0.50	0.00
First Quarter ended March 31, 2010	0.04	0.00

Fiscal Year Ended December 31, 2009
Fourth Quarter ended December 31, 2010	0.28	0.04
Third Quarter ended September 30, 2010 (Beginning September 28)	0.78	0.76

On May 25, 2010, the high bid was $0.46 per share and the low bid was $0.46 per share for our common stock.  No stock was traded on May 25, 2010.  The last reported trade prior to May 25, 2010 was 210 shares on May 18, 2010 at $0.46.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 10, 2010, we filed a Current Report on Form 8-K/A disclosing that we had changed our certifying accountant on May 5, 2010.  In connection with the merger of Bonfire Productions, Inc. with cMoney, Inc., MaloneBailey LLP (the “New Accountant”) has been engaged as the independent registered public accounting firm for Bonfire Productions, Inc., replacing Seale and Beers, CPAs (the "Former Accountant").  The effective date of the engagement of the New Accountant and the dismissal of the Former Accountant was May 5, 2010.  MaloneBailey LLP was previously the accounting firm for cMoney.  This change in certifying accountant was approved by Bonfire’s Board of Directors.

The Former Accountant’s report on the financial statements of Bonfire for the years ended June 30, 2009 and 2008 were not subject to an adverse or qualified opinion or a disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. However, the Former Accountant’s report on the financial statements for the years ended June 30, 2009 and 2008 contained an explanatory paragraph which noted that there was substantial doubt about Bonfire’s ability to continue as a “Going Concern” due to recurring net losses, a working capital deficiency and negative cash flows from operations.

During the two years ended June 30, 2009, and from June 30, 2009 through the date of dismissal there were no reportable events as the term is described in Item 304(a)(1)(v) of Regulation S-K.

From the date Bonfire Productions retained the Former Accountant through the date of dismissal, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreements in connection with its reports on these financial statements for those periods.

Bonfire Productions did not consult with the New Accountant regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Bonfire’s financial statements, and no written or oral advice was provided by the New Accountant that was a factor considered by Bonfire in reaching a decision as to the accounting, auditing or financial reporting issues.

Bonfire requested that the Former Accountant furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  The requested letter was attached as Exhibit 16.1 to the Form 8-K/A.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON

The following table sets forth, as of May 10, 2010, the name and age of the Company’s sole director and executive officers.  Each of the below named persons will hold the office set forth opposite his or her name until the next annual meeting of shareholders and until such his or her successor has been elected and qualified.

Name	Age	Principal Positions With Us
Jennifer L. Pharris	28	President, Chief Executive Officer, Secretary, Director and Chairman of the Board
William T. Watson	52	Chief Operating Officer
Thomas Shaw	40	Senior Vice President of Marketing, Chief Marketing Officer
David R. Johnson	60	Chief Financial Officer
Jamal Khawaja	36	Chief Technology Officer

Unless otherwise described herein, there is no arrangement or understanding between the sole director or any officers of the Company and any other person pursuant to which such director or any officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current director to the Company’s Board of Directors.  There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company’s affairs.

Jennifer Pharris, 28, has been the sole director and Chairman of the Board, President, Chief Executive Officer and Secretary of the Company since April 21, 2010, and prior to the merger with Bonfire Productions, Inc., Ms. Pharris had also been the President and Chief Executive Officer and sole director of C$ cMoney.  She had held that role since C$ cMoney’s formation on March 3, 2009.  Ms. Pharris also serves as President of Global 1 Enterprises, Inc., a technology development company, a title she has held since May 2006.  Prior to that, Ms. Pharris was a Teller Manager at Bank of America, N.A. from April 2005 to April 2006 and a Teller Manager at SunTrust Bank from March 2004 to April 2005.  Specifically, she serves as a director because of her entrepreneurship and innovativeness.  In addition, Ms. Pharris was elected as the sole director of the Company in conjunction with her acquisition of the controlling share of the Company’s outstanding Common Stock.

William T. Watson, 52, has been the Company’s Chief Operating Officer since May 24, 2010.  Prior to joining the Company, Mr. Watson served as Executive Vice President and Chief Marketing Officer for Neupara Corporation, a mobile broadband service provider.  From 2002 to 2004 he served as President and Chief Operating Officer of International Mobil Communications, a provider of mobile communications services.  From 2000 to 2002 he was a Division President of mPower Communications Group, a broadband carrier.  From 1992 to 2000 he was a Division President of Arch Wireless, a mobile data broadcaster, and from 1985 to 1991 he was Senior Vice President of Sales, Marketing and Business Development with Harren Communications Group, an operator of cable television, broadcast television/radio properties and advertising representation firms.  Mr. Watson received a BA in Business Administration from Western Michigan University.  Mr. Watson brings a wealth of operational experience and knowledge of the telecommunications industry to the Company.

Thomas Shaw, 40, has been the Company’s Senior Vice President of Marketing, Chief Marketing Officer since May 10, 2010.  From January 2008 until immediately prior to joining the Company, Mr. Shaw was an independent marketing consultant, providing marketing-related consulting services to clients on best practices and services procurement, and serving as an interim marketing head for several companies.  From January 2007 to December 2007, Mr. Shaw was the Senior Vice President of Marketing for H&R Block, Inc.’s Option One Mortgage Corporation, a mortgage services firm, where he was responsible for integrating market strategy and marketing campaigns and for providing developmental support to a national network of 800 sales executives.  From 2002 to January 2007, Mr. Shaw was the Vice President of Consumer Direct and B2B Marketing for New Century Financial Corporation, a real estate investment trust that originated mortgage loans in the United States.  While at New Financial Corporation, he was responsible for, among other things, marketing strategy, product pricing, lead generation and promoting brand awareness.  Mr. Shaw has a B.S.B.A. in Business Development from the University of Delaware and holds several marketing strategy certifications.  Specifically, Mr. Shaw serves as the Senior Vice President of Marketing of the Company because of his more than 17 years of experience in the marketing industry and his background in developing marketing strategies for developing businesses.

David R. Johnson, 60, has been the Chief Financial Officer of the Company since May 10, 2010.  From December 2008 until joining the Company, Mr. Johnson was a partner at Catapult CFO Partners, a chief financial officer only consulting firm that provides financial management and similar strategic planning services to medium sized business in the United States and Canada. From 2002 until 2008, Mr. Johnson was a partner at Tatum LLC, a professional services provider of financial leadership in the United States, where he led the initial public offering of a company and served as the interim lead executive and chief financial officer for several companies.  Mr. Johnson has been the chief financial officer of NASDAQ-listed companies, Evolving Systems, Inc. and Sodak Gaming, Inc.  Mr. Johnson holds a B.A. in Accounting from the University of Washington, a M.B.A. specializing in Finance from the University of California, Berkeley, a M.P.A. specializing in Organization Behavior from the University of Southern California and a PhD (ABD) in Public Finance also from the University of Southern California.  Mr. Johnson is also a certified public accountant in the state of Washington.  Specifically, he serves as the Chief Financial Officer of the Company because of his more than 20 years of leadership experience in accounting, operations, FP&A, capital raising and strategic planning at publicly traded companies.

Jamal Khawaja, 36, has been the Chief Technology Officer of the Company since May 10, 2010.  From January 2008 until prior to joining the Company, Mr. Khawaja was the Senior Vice President of Engineering and Operations and Global Infrastructure Strategy, at Bank of America, N.A., one of the United States’ largest financial institutions and bank holding companies, where he was responsible for leading a cross-functional team of managers and architects to design a next-generation datacenter for Bank of America and designing technology-based solutions to enable data center operations.  From February 2007 to January 2008, Mr. Khawaja was a Vice President of Capacity and Performance Engineering PMO with Lehman Brothers, a former global financial services firm and investment bank, where he was responsible for designing technology based solutions and business services, and a Senior Vice President of Infinitous Global Services, Inc., a provider of operational, network, technology, and risk consulting services, where he was responsible for leading the company’s initial business development.  From January 2005 to January 2007, Mr. Khawaja also was an Executive Manager at Accenture, a global consulting firm, where he was the project lead for several projects involving the development and/or restructuring of information technology systems for businesses.  Mr. Khawaja holds a B.S. in Management, with a concentration in E-Commerce, from the University of Phoenix, and holds several technology based certifications.  Mr. Khawaja serves as the Chief Technology Officer of the Company because of his more than 10 years of experience in establishing comprehensive technical programs, leading all aspects of business-related technology development and ability to conceive and implement complex technical solutions for businesses.

Employment Agreements

We have substantially similar employment agreements (collectively, the “Employment Agreements”) with each of the following named executive officers: William T. Watson, Thomas Shaw, David R. Johnson and Jamal Khawaja.  Each of the Employment Agreements provides the named executive officers with compensation in the form of an annual base salary, a potential bonus, restricted stock, severance pay and excise tax gross-ups, and with benefits, including, without limitation, 401(k) plan participation and health, life and dental insurance.

The Employment Agreements contain change in control provisions which are designed to reduce the distraction of our executive officers that might otherwise arise from the personal uncertainties caused by a change in control and to encourage the executive’s full attention and dedication to the Company.  On the date of a change in control, the executive will be entitled to the immediate vesting of any and all restricted stock that executive holds at that time.  Under the Employment Agreements, a “Change in Control” is generally determined to have occurred if:

•	a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company;

•
the Company shall be merged, consolidated or reorganized with another corporation, partnership or other entity, and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregated by the shareholders of the Company, as determined immediately prior to the consummation of such merger, consolidation or reorganization;

•	the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate in a single transaction or a series of related transactions; or

•
a person, within the meaning of Section 3(a)(9) or Section 13d(3) of the Exchange Act, other than any executive benefit plan then maintained by the Company, shall acquire more than 30% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

The Employment Agreements also provide for certain payments to be made to the executives upon the termination of their respective employment with the Company.  In determining the amount of severance to be paid to an executive whose employment with the Company is terminated, there must be a determination as to whether such termination was for “cause” or “good reason.”  The Employment Agreements generally define “cause” to include:

•	habitual neglect of or deliberate or intentional refusal to perform any of executive’s duties or obligations under his respective Employment Agreement;

•	fraudulent or criminal activities;

•	any grossly negligent act or omission;

•	deliberate breach of Company rules resulting in a material loss or damage to the Company; and

•	executive fails to fulfill annual performance goals and objectives (which shall be determined by such executive and certain other officers and/or directors of the Company).

The Employment Agreements generally define “good reason” to include occurrences such as:

•	a material breach of the Employment Agreement by the Company;

•
the assignment of the executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as stated in such executive’s respective Employment Agreement; and

•	any reduction in the executive’s annual salary without such executive’s consent.

If executive’s employment is terminated for “cause” or by reason of death of the executive, the Employment Agreements, subject to certain restrictions, entitle Mssrs. Shaw, Johnson and Khawaja to a lump sum payment of three months of their respective annual base salary and Mr. Watson to a lump sum payment of six months at his annual base salary.  Upon the termination of executive’s employment by the Company without “cause”, or by the executive with “good reason,” the Employment Agreements, subject to certain restrictions, entitle Mssrs. Watson, Shaw, Johnson and Khawaja to a lump sum payment of equal to 6 months of their respective annual base salary.  Each of the executives are also entitled to the immediate vesting of any stock options held by such executive at such time.

The table below sets forth the base salary and restricted stock grants provided for each of these executive officers under their employment agreements.

Name	Base Salary	Number of Shares of Common Stock Subject to Restricted Stock Grants
William T. Watson, Chief Operating Officer (1)	$250,000	950,000
David R. Johnson, Chief Financial Officer (2)	$250,000	500,000
Thomas Shaw, Senior Vice President of Marketing, Chief Marketing Officer (3)	$250,000	250,000
Jamal Khawaja, Chief Technology Officer (4)	$215,000	250,000

(1)           Under his employment agreement, the Company will grant to Mr. Watson a restricted stock award of 950,000 shares of Common Stock, as soon as possible after adoption of an Equity Incentive Plan, with 50,000 of such restricted shares vesting immediately upon grant.  The remaining shares of Mr. Watson’s restricted stock award vest according to the following schedule: 450,000 shares vest on December 31, 2010, provided that if, at any time prior to December 31, 2010, the price of the Company’s Common Stock closes above $0.20 per share for a period of 30 consecutive trading days, then 25,000 of such shares will immediately vest; and 450,000 shares vest on December 31, 2011, provided that if, at any time prior to December 31, 2011, the price of the Company’s Common Stock closes above $0.35 per share for a period of 30 consecutive trading days, then 25,000 of such shares will immediately vest.  All unvested shares will immediately vest on the date of a change in control.

(2)           Under his employment agreement, the Company will grant to Mr. Johnson a restricted stock award of 500,000 shares of Common Stock, as soon as possible after adoption of an Equity Incentive Plan, with 50,000 of such restricted shares vesting immediately upon grant.  The remaining shares of Mr. Johnson’s restricted stock award vest according to the following schedule: 50,000 shares vest on December 31, 2010, provided that if, at any time prior to December 31, 2010, the price of the Company’s Common Stock closes above $0.20 per share for a period of 30 consecutive trading days, then all 50,000 of such shares will immediately vest; 100,000 shares vest on December 31, 2011, provided that if, at any time prior to December 31, 2011, the price of the Company’s Common Stock closes above $0.35 per share for a period of 30 consecutive trading days, then all 100,000 of such shares will immediately vest; and 100,000 shares vest on each of December 31, 2012, December 31, 2013 and December 31, 2014.  All unvested shares will immediately vest on the date of a change in control.

(3)           Under his employment agreement, the Company will grant to Mr. Shaw a restricted stock award of 250,000 shares of Common Stock, as soon as possible after adoption of an Equity Incentive Plan, with 50,000 of such restricted shares vesting immediately upon grant.  The remaining shares of Mr. Shaw’s restricted stock award vest according to the following schedule: 50,000 shares vest on December 31, 2010, provided that if, at any time prior to December 31, 2010, the price of the Company’s Common Stock closes above $0.20 per share for a period of 30 consecutive trading days, then 25,000 of such shares will immediately vest; and 50,000 shares vest on December 31, 2011, provided that if, at any time prior to December 31, 2011, the price of the Company’s Common Stock closes above $0.35 per share for a period of 30 consecutive trading days, then 25,000 of such shares will immediately vest.  All unvested shares will immediately vest on the date of a change in control.

(4)           Under his employment agreement, the Company will grant to Mr. Khawaja a restricted stock award of 250,000 shares of Common Stock, as soon as possible after adoption of an Equity Incentive Plan, with 25,000 of such restricted shares vesting immediately upon grant.  The remaining shares of Mr. Khawaja’s restricted stock award vest according to the following schedule: 25,000 shares vest on December 31, 2010, provided that if, at any time prior to December 31, 2010, the price of the Company’s Common Stock closes above $0.20 per share for a period of 30 consecutive trading days, then all 25,000 of such shares will immediately vest; and 50,000 shares vest on December 31, 2011, provided that if, at any time prior to December 31, 2011, the price of the Company’s Common Stock closes above $0.35 per share for a period of 30 consecutive trading days, then 25,000 of such shares will immediately vest.  All unvested shares will immediately vest on the date of a change in control.

Ms. Pharris is being paid $500 per week for her service as an officer of C$ cMoney. However, on April 8, 2009, C$ cMoney agreed to pay Global 1, which is owned and controlled by Ms. Pharris, $41,543 per year for 5 years for management services, which management services are expect to be provided by Ms. Pharris.  During 2009, C$ cMoney accrued $27,696 related to this agreement.

Director Compensation

Since its incorporation, C$ cMoney has not paid any director compensation.  Bonfire Productions also is not compensating its directors.  We may, however, begin compensating members of our Board of Directors at some time in the future as well as reimbursing directors for their reasonable out-of-pocket expenses incurred in connection with attending Board of Directors and Board committee meetings.

EXECUTIVE COMPENSATION

None of our employees were with us in 2009 and we had no operations in 2009 so there is no executive compensation to report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL INFORMATION

The following table sets forth information regarding the beneficial ownership of our Common Stock as of May 25, 2010 by:

•	each person who beneficially owns more than 5% of the outstanding shares of our Common Stock;
•	each of our executive officers named in the Summary Compensation Table;
•	each of our stockholders selling shares in this offering;
•	each of our directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares. Common Stock subject to options or restricted stock units that are currently exercisable or exercisable within 60 days of May 25, 2010 are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Percentage of shares outstanding is based on 135,543,963 shares of common stock outstanding as of May 25, 2010 after giving affect to the planned three for one stock split as a result of the planned conversion.

Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address for each listed stockholder is c/o C$ cMoney, Inc. One Sugar Creek Center Blvd., Sugar Land, Texas 77478.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares

Named Executive Officers:
Jennifer L. Pharris	105,000,000	77.5%
William T. Watson (1)	950,000	*
David R. Johnson (1)	500,000	*
Thomas Shaw (1)	250,000	*
Jamal Khawaja (1)	250,000	*

Non-Employee Directors:
None

5% Stockholders:
PLJMMP Trust (2)	18,000,000	13.3%

All Directors and Executive Officers as a group (5 people) (1)	106,950,000	78.9%

(1)           Includes the grants of restricted stock awarded to Mssrs. Watson, Johnson, Shaw and Khawaja described in footnotes (1) through (3) of “Directors, Executive Officers, Promoters and Control Person – Employment Agreements” above, respectively.

(2)           Miriam M. Pharris is the grantor, trustee and beneficiary of this revocable trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,
AND CORPORATE GOVERNANCE

From 2005 through 2009, C$ cMoney received advances of $502,236 from the Pharris Family Trust, a trust owned and managed directly by Mirriam Pharris, grandmother of Jennifer Pharris, the Company’s Chairman of the Board, President, Chief Executive Officer and Secretary.  The funds obtained via the advances were used by C$ cMoney for research and development costs and legal fees associated with product development.  The advances are evidenced by a note, which carries an interest rate of 4% per annum and matures on May 31, 2010.  Upon completion of the Merger, in repayment of the note, the Pharris Family Trust will receive 6,000,000 shares of Company Common Stock.  There were $502,236 and $452,343 in advances outstanding as of December 31, 2009 and 2008, respectively.

On April 8, 2009, C$ cMoney entered into an agreement with Global 1 Enterprises, Inc., whereby in exchange for $41,543 per year over the next five years, Global 1 Enterprises, Inc. will provide management services to C$ cMoney, which are expected to be provided by Ms. Pharris.  Global 1 Enterprises, Inc. is owned by Jennifer Pharris, the Company’s Chairman of the Board, President, Chief Executive Officer and Secretary.  During 2009, C$ cMoney accrued accounts payable of $27,696 related to this agreement.

On April 3, 2010, C$ cMoney entered into a technology license agreement with Global 1 Enterprises, Inc.  Under the agreement, C$ cMoney will pay Global 1 $1,500,000 per year for an exclusive and non-transferable license to certain intellectual property included trademarks and patents.  Global 1 is owned by Jennifer Pharris.

Except as otherwise described herein, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds the lesser of (i) 1% of our average total assets at year end for the last two completed fiscal years, or (ii) $120,000, and in which any of our sole director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.  This excludes compensation arrangements with our sole director and executive officers, which are described elsewhere in this prospectus.

Procedures for Related Party Transactions

We will present all possible related party transactions between or among us and any of our officers, sole director or holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons to the Company’s Board of Directors for consideration and approval.  Any such transaction will require approval by a majority of the disinterested directors and such approved transactions must be on terms no less favorable to the Company than those available from disinterested third parties.

Director Independence

Our Common Stock is quoted on the OTCBB and Pink Sheets operated by Pink OTC Markets Inc., which do not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Our sole director, Jennifer L. Pharris, is also the Secretary of the Company.  As a result, we do not have any independent directors.

We intend to engage additional directors prior to the planned launch of our product this Fall, but we cannot assure you that we will be successful in doing so.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of C$ cMoney, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Exchange Act. You may read and copy any reports, statements or other information we file at the SEC’s public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC’s Internet website at http://www.sec.gov.

LEGAL MATTERS

______________________ will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements appearing in this prospectus and registration statement on Form S-1 for cMoney, Inc., a Delaware corporation, prior to its acquisition by Bonfire Productions, Inc. have been audited by MaloneBailey, LLP, independent public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements appearing in this prospectus and registration statement on Form S-1 for Bonfire Productions, Inc. have been audited by Seale & Beers, CPAs, independent public accountants, as set forth in their report thereon appearing elsewhere in this prospectus and in the registration statement on Form S-1, and such report is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant.

TRANSFER AGENT

Our transfer agent is Island Stock Transfer, Inc., St. Petersburg, Florida.

INDEX TO FINANCIAL STATEMENTS OF cMoney

Page
Report of Independent Registered Public Accounting Firm for Years Ended December 31, 2008 and 2009	F-2
Balance Sheets for Years Ended December 31, 2008 and 2009	F-3
Statements of Expenses for Years Ended December 31, 2008 and 2009 and From Inception
Through Year Ended December 31, 2009	F-4
Statements of Cash Flows for Years Ended December 31, 2008 and 2009 and From Inception
Through Year Ended December 31, 2009	F-5
Statement of Changes in Stockholders’ Deficit From Inception Through Year Ended December 31, 2009	F-6
Notes to Financial Statements	F-7
Unaudited Balance Sheets for three month periods ended December 31, 2009 and March 31, 2010	F-11
Unaudited Statements of Expenses for three month periods ended March 31, 2009 and 2010
and From Inception Through March 31, 2010	F-12
Unaudited Statements of Cash Flows for three month periods ended March 31, 2009 and 2010
and From Inception Through March 31, 2010	F-13
Note to Unaudited Financial Statements	F-14
Unaudited Pro Forma Balance Sheet as of March 31, 2010	F-15

F-1-

Report of Independent Registered Public Accounting Firm

To the Board of Directors

CMoney, Inc.
(a development stage company)
Houston, Texas

We have audited the accompanying balance sheets of CMoney, Inc. (“the Company”) as of December 31, 2009 and 2008 and the related statements of expenses, changes in stockholders’ deficit and cash flows for the years then ended and for the period from January 3, 2005 (inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended and for the period from January 3, 2005 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

MALONEBAILEY, LLP
www.malonebailey.com
Houston, Texas

May 10, 2010

F-2-

CMONEY, INC. (A Development Stage Company) Balance Sheets
	As of	As of
	December 31, 2009	December 31, 2008

TOTAL ASSETS	$-	$-

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$1,648,455	$255,385
Accounts payable – related parties	27,696	-
Related party advances	502,236	452,343
Total Current Liabilities	2,178,387	707,728

Total Liabilities	2,178,387	707,728

Stockholders’ Deficit
Common stock, $1.00 par value; 1,500 and 0 shares
authorized; 1,500 and 0 shares issued and outstanding	1,500	-
Additional paid-in capital	(1,500)	-
Deficit accumulated during development stage	(2,178,387)	(707,728)
Total Stockholders’ Deficit	(2,178,387)	(707,728)

TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$-	$-

The accompanying notes are an integral part of these financial statements.

F-3-

CMONEY, INC. (A Development Stage Company) Statements of Expenses

			From
	For the	For the	January 3, 2005
	Year	Year	(Inception)
	Ended	Ended	through
	December 31,	December 31,	December 31,
	2009	2008	2009

Expenses:
Legal and professional fees	$133,891	$375,385	$509,276
Research and development	1,281,600	-	1,587,450
General & administrative expenses	55,168	26,493	81,661

Total Expenses	1,470,659	401,878	2,178,387

Net Loss	$(1,470,659)	$(401,878)	$(2,178,387)

Basic and diluted loss per share	$(1,060)	N/A
Weighted average shares outstanding – basic and diluted	1,500	N/A

The accompanying notes are an integral part of these financial statements.

F-4-

CMONEY, INC. (A Development Stage Company) Statements of Cash Flows

			January 3, 2005
	Year	Year	(Inception)
	Ended	Ended	through
	December 31,	December 31,	December 31,
	2009	2008	2009

Cash Flows from Operating Activities
Net loss	$(1,470,659)	$(401,878)	$(2,178,387)
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Accounts payable	1,393,070	255,385	1,648,455
Accounts payable – related parties	27,696	-	27,696
Net cash used in operating activities	(49,893)	(146,493)	(502,236)

Cash Flows from Financing Activities
Proceeds from related party advances	49,893	146,493	502,236
Net cash provided by financing activities	49,893	146,493	502,236

Net Increase (Decrease) in Cash	-	-	-

Cash at Beginning of Period	-	-	-
Cash at End of Period	$-	$-	$-

Supplemental Disclosures of Cash Flow Information
Cash paid during year for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5-

CMONEY, INC. (A Development Stage Company) Statement of Changes in Stockholders’ Deficit From January 3, 2005 (Inception) through December 31, 2009
					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Deficit

Net loss	-	$-	$-	$(51,500)	$(51,500)
Balance, December 31, 2005	-	-	-	(51,500)	(51,500)
Net loss	-	-	-	(139,595)	(139,595)
Balance, December 31, 2006	-	-	-	(191,095)	(191,095)
Net loss	-	-	-	(114,755)	(114,755)
Balance, December 31, 2007	-	-	-	(305,850)	(305,850)
Net loss	-	-	-	(401,878)	(401,878)
Balance, December 31, 2008	-	-	-	(707,728)	(707,728)
Issuance of common stock to founders	1,500	1,500	(1,500)	-	-
Net loss	-	-	-	(1,470,659)	(1,470,659)
Balance, December 31, 2009	1,500	$1,500	$(1,500)	$(2,178,387)	$(2,178,387)

The accompanying notes are an integral part of these financial statements.

F-6-

CMoney, Inc.
(a development stage company)
notes to financial statements

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

C$ cMoney, Inc (the “Company” or “cMoney”) was incorporated in Delaware on March 3, 2009. cMoney provides financial services using cell phone technology to transfer money between cell phones and to pay for goods and services.

During the development stage, the Company is focused primarily on developing its technology and seeking a strategic partnership in research, development, and sales with major corporate alliances.  Even though the Company was not incorporated until 2009, the Company began research and development on January 3, 2005 and accordingly the accompanying financial statements include all transactions since that date.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

The carrying value of cash and related party advances approximates their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.

Software Capitalization

Computer software to be sold – The Company applies ASC 730 (formerly SFAS No. 2, “Accounting for Research and Development Costs,”) and ASC 985-20 (formerly SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”), in recording research and development costs.  Research costs related to the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service, or a new process or technique, or in bringing about significant improvement to an existing product or process, are expensed as incurred.  Development costs aimed at the translation of research findings or other knowledge into a plan or design for a new product or process, or for a significant improvement to an existing product or process, whether intended for sale or use, are capitalized on a product-by-product basis when technological feasibility is established.  Capitalization of computer software costs is discontinued when the computer software product is available to be sold, leased, or otherwise marketed.

Technological feasibility of computer software products is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements.  Technological feasibility is evidenced by the existence of a working model of the product or by completion of a detail program design.  The detail program design (i) establishes that the necessary skills, hardware, and software technology are available to produce the product, (ii) is complete and consistent with the product design, and (iii) has been reviewed for high-risk development issues, with any uncertainties related to identified high-risk development issues being adequately resolved.

F-7-

Capitalized software costs are included in other assets and are amortized on a product-by-product basis, equal to the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (ii) the straight-line method over the remaining estimated economic life of the product, generally three years, including the period being reported on.  Amortization commences when the product is available for general release to customers.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been performed, the sales price is fixed or determinable and collectability is probable.

Stock-based Compensation

The Company estimates the fair value of share-based payments using the Black-Scholes valuation model, in accordance with the provisions of ASC 718 (formerly SFAS No. 123R).  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the Company’s stock, the risk-free rate, and dividend yield.  Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Pre-opening Expenses

Non-capital costs incurred prior to the start of operations are expensed as incurred.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260-10 (formerly SFAS No. 128, “Earnings per Share”), which requires presentation of both basic and diluted earnings per share on the face of the statement of operations.  Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants using the treasury method.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position, or cash flow.

F-8-

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company does not own its core technology.  It has agreed to pay license fees to a sister company of $1,500,000 per year for all rights.

From 2005 through 2009, the Company received advances of $502,236 from the Pharris Family Trust, a trust owned and managed by direct family of the Company’s President and CEO, Jennifer Pharris.  The advances carry an interest rate of 4% and mature on May 31, 2010. Upon repayment of the note, the trust will receive 6,000,000 common shares after it has completed a reverse merger with a public company.  The funds were advanced for research and development costs and legal fees associated with product development.  There were $502,236 and $452,343 in advances outstanding as of December 31, 2009 and 2008, respectively.

On April 8, 2009, the Company agreed to pay its sister company Global 1 Enterprises, Inc. $41,543 per year for 5 years for management services.  Global 1 Enterprises, Inc. is owned by Jennifer Pharris, President and CEO of the Company.  During 2009, the Company accrued $27,696 related to this agreement.

NOTE 4 – CAPITAL STOCK

All shares of common stock have equal voting rights, and when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares.  Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution  to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

NOTE 5 – INCOME TAXES

The Company was not incorporated until March 3, 2009.  Accordingly, expenses incurred prior to the incorporation date are not considered in the Company’s net operating loss carryforwards.  At December 31, 2009, the Company had net operating loss carryforwards of approximately $89,000.  The cumulative tax effect at the expected rate of 34%, of significant items comprising our net deferred tax amount is as follows:

	2009	2008
Net operating loss carryforward	$30,260	$0
Less: valuation allowance	(30,260)
Deferred tax asset, net of allowance	$0

The Company’s net operating loss carryforward expires beginning in 2029.

NOTE 6 – SUBSEQUENT EVENTS

Financing

On January 10, 2010, the Company hired Pythagoras Group to raise up to $10 million in equity funding and has agreed to pay up to 6% of any proceeds plus up to 3% of total stock outstanding.

On April 1, 2010, the Company borrowed $280,000 from an individual.  The note carries an interest rate of 10% per annum and matures on the earlier of March 31, 2011 or the date the Company closes an equity investment of $5,000,000. The interest rate will change to 12% if the loan is not repaid on its maturity date.  The note is unsecured.

F-9-

During 2010 to date, the Company received $270,000 in down payments from six investors for the purchase of an aggregate of 349,645 common shares after it consummates a reverse merger with a public company.  The advances are non-interest bearing, have no specific terms of repayment, and are secured by the shares they can be converted into.

On March 11, 2010, Kodiak Capital Group, LLC agreed to buy Company stock for up to $15,000,000, subject to various terms and conditions.  The first sale is to be 7,153,500 shares for $5,000,000 within 30 days following the Company’s planned Form S-1 Registration Statement being declared effective by the Securities and Exchange Commission.  Kodiak also committed to pay up to $325,000 towards the costs of the required business combination with a public shell.

Purchase and Royalty Commitments

Prior to 2008, the Company hired a software development firm to create its product, which is currently in a demonstration stage. On April 1, 2009, the Company agreed to pay an additional $771,000 for further development work and has promised a 3-year exclusive license for the Australian market and 40% of all Company revenue from software sales or licensing in Australia.  The $771,000 is included in accounts payable as of December 31, 2009.

On March 25, 2010, the Company hired an investor relations firm for $5,000 per month for six months.

On March 27, 2010, the Company agreed to purchase a software license from and 5-year warrants to purchase 1,333,333 shares at $.45 per share of U.S. Dataworks, Inc. for $1,000,000.  This payment was due on April 12, 2010 and hasn’t been made yet.

On March 31, 2010, the Company hired a third party for services related to acquiring a public company shell via a reverse merger.  Upon closing of the merger, the third party will receive 15% of the gross payment due to the controlling shareholders of the public shell and 25,000 common shares of the merged entity.

On April 3, 2010, the Company entered into a technology license agreement with a sister company, Global 1 Enterprises, Inc.  Under the agreement, the Company will pay Global $1,500,000 per year for an exclusive and non-transferable license to certain intellectual property included trademarks and patents.  Global is owned by the president and CEO of the Company.

On March 15, 2010, the Company paid a $70,000 non-refundable deposit on the planned business combination with a public shell company, Bonfire Productions, Inc.  An additional $280,000 is due at closing.

F-10-

CMONEY, INC. (A Development Stage Company) Balance Sheets (unaudited)

	As of	As of
	March 31,	December 31,
	2010	2009
ASSETS

Current Assets
Cash	$47,831	$-
Total Current Assets	47,831	-
Deposit	70,000	-
TOTAL ASSETS	$117,831	$-

LIABILITIES & STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$1,847,272	$1,648,455
Accounts payable – related parties	-	27,696
Advances payable in stock	270,000	-
Related party advances	508,986	502,236
Total Current Liabilities	2,626,258	2,178,387
Total Liabilities	2,626,258	2,178,387

Stockholders’ Equity
Common stock, $1.00 par value; 1,500 shares
authorized; 1,500 shares issued and outstanding	1,500	1,500
Additional paid-in capital	(1,500)	(1,500)
Deficit accumulated during development stage	(2,508,427)	(2,178,387)
Total Stockholders’ Deficit	(2,508,427)	(2,178,387)

TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$117,831	$-

The accompanying notes are an integral part of these financial statements.

F-11-

CMONEY, INC. (A Development Stage Company) Statements of Expenses (unaudited)
	For the	For the	From
	Three Month	Three Month	January 3, 2005
	Period	Period	(Inception)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2010	2009	2010

Expenses:
Legal and professional fees	$45,257	$25,000	$554,533
Research and development	210,000	-	1,797,450
General & administrative expenses	74,783	6,868	156,444

Total Expenses	330,040	31,868	2,508,427

Net Loss	$(330,040)	$ (31,868)	$(2,508,427)

Basic and diluted loss per share	$(220)	N/A
Weighted average shares outstanding – basic and diluted	1,500	N/A

The accompanying notes are an integral part of these financial statements.

F-12-

CMONEY, INC. (A Development Stage Company) Statements of Cash Flows (unaudited)
			January 3, 2005
	Three Months	Three Months	(inception)
	Ended	Ended	through
	March 31,	March 31,	March 31,
	2010	2009	2010

Cash Flows from Operating Activities
Net loss	$(330,040)	$(31,868)	$(2,508,427)
Adjustments to reconcile net loss to net cash
used in operating activities:
Changes in operating assets and liabilities:
Accounts payable	198,817	25,000	1,847,272
Accounts payable – related parties	(27,696)	-	-
Net cash used in operating activities	(158,919)	(6,868)	(661,155)

Cash Flows from Investing Activities
Deposit on purchase of Bonfire Productions, Inc.	(70,000)	-	(70,000)

Cash Flows from Financing Activities
Proceeds from convertible notes payable	270,000	-	270,000
Proceeds from related party advances	6,750	6,868	508,986
Net cash provided by financing activities	276,750	6,868	778,986

Net Change in Cash	47,831	-	47,831

Cash at Beginning of Period	-	-	-
Cash at End of Period	$47,831	$-	$47,831

Supplemental Disclosures of Cash Flow Information
Cash paid during year for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-13-

CMoney, Inc.
(a development stage company)
note to unaudited financial statements

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC included elsewhere in this Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period have been omitted.

F-14-

CMONEY, INC.
UNAUDITED PRO FORMA BALANCE SHEET
March 31, 2010

	Historical
	cMoney, Inc.	Bonfire Productions, Inc.	Pro Forma Adjustments		Pro Forma

ASSETS
CURRENT ASSETS:
Cash	$ 47,831	$ -	$ -		$ 47,831
Total current assets	47,831	-	-		47,831
Deposit	70,000	-	(70,000)	(4)	-
TOTAL ASSETS	$ 117,831	$ -	$ (70,000)		$ 47,831

LIABILITES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 1,847,272	$ 3,595	$ -		$1,850,867
Advances payable in stock	270,000	-	-		270,000
Related party advances	508,986	25,250	(25,250)	(2)	508,986
TOTAL LIABILITIES	2,626,258	28,845	(25,250)		2,629,853

STOCKHOLDERS' DEFICIT
Common Stock, $0.001 par value	1,500	65,033	(1,500)	(1)	65,033
Additional paid-in capital	(1,500)	36,272	1,500	(1)	-
			25,250	(2)
			(61,522)	(3)
Accumulated deficit	(2,508,427)	(130,150)	61,522	(3)	(2,647,055)
			(70,000)	(4)
TOTAL STOCKHOLDERS' DEFICIT	(2,508,427)	(28,845)	(44,750)		(2,582,022)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 117,831	$ -	$ (70,000)		$ 47,831

Pro Forma Adjustments
(1) To eliminate common stock and additional paid-in capital of cMoney, Inc.
(2) To record forgiveness of related party debt by former owners of Bonfire Productions, Inc.
(3) To eliminate Bonfire Productions, Inc. accumulated deficit through available additional paid-in capital
(4) To write off deposit on acquisition of Bonfire Productions, Inc.

Notes to unaudited pro forma financial statements

NOTE 1 — Basis of Presentation

The unaudited pro forma consolidated balance sheet as of March 31, 2010 was based on the unaudited balance sheet of cMoney, Inc. as of March 31, 2010 and the unaudited balance sheet of Bonfire Productions as of March 31, 2010 combined with pro forma adjustments to give effect to the cMoney, Inc. acquisition as if it occurred on March 31, 2010.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s results of operations or financial position would have been if such transactions had occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

NOTE 2 - Merger with Bonfire Productions, Inc.

On April 8, 2010, Bonfire Productions, Inc. ("Bonfire") executed and entered into an agreement and plan of merger with C$ cMoney, Inc. ("cMoney"), a Delaware corporation, pursuant to which Bonfire and cMoney have set forth certain terms relating to a proposed reverse merger transaction between the parties, whereby a new Bonfire wholly-owned subsidiary ("C$ cMoney Acquisition"), shall merge with and into cMoney, resulting in cMoney becoming a wholly-owned subsidiary of Bonfire.

On May 6, 2010, Bonfire, cMoney and C$ cMoney Acquisition completed the merger.  Immediately prior to the merger, Jennifer Pharris, who became the controlling stockholder of the Company on April 21, 2010 through a purchase of shares of the Company’s common stock, was also the founder, controlling stockholder, sole director, President and Chief Executive Officer of CMoney.

Promptly after completion of the merger of C$ cMoney Acquisition into cMoney, cMoney was merged into Bonfire, with Bonfire being the surviving entity.  Bonfire plans to change its name to cMoney, Inc.

Immediately after the merger, cMoney, Inc. had 75,000,000 shares of common stock authorized and 65,033,320 outstanding.

F-15-

INDEX TO FINANCIAL STATEMENTS OF Bonfire Productions

Page
Report of Independent Registered Public Accounting Firm for Years Ended June 30, 2008 and 2009	F-17
Balance Sheets for Years Ended June 30, 2008 and 2009	F-18
Statements of Operations for Years Ended June 30, 2008 and 2009 and From Inception
Through Year Ended June 30, 2009	F-19
Statements of Cash Flows for Years Ended June 30, 2008 and 2009 and From Inception
Through Year Ended June 30, 2009	F-20
Statement of Changes in Stockholders’ Equity (Deficit) From Inception Through Year Ended June 30, 2009	F-21
Notes to Financial Statements for Years Ended June 30, 2008 and 2009	F-22
Unaudited Balance Sheets as of March 31, 2010 and June 30, 2009	F-31
Unaudited Statements of Operations for three and nine month periods ended March 31, 2009 and 2010
and From Inception Through March 31, 2010	F-32
Unaudited Statements of Cash Flows for nine month periods ended March 31, 2009 and 2010
and From Inception Through March 31, 2010	F-33
Note to Unaudited Financial Statements	F-34

F-16-

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bonfire Productions, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Bonfire Productions, Inc. (A Development Stage Company) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2009, 2008 and since inception on August 25, 2006 through June 30, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bonfire Productions, Inc. (A Development Stage Company) as of June 30, 2009 and 2008, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended June 30, 2009 2008 and since inception on August 25, 2006 through June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 8, the Company has restated prior financial statements, which were audited by other independent auditors who have ceased operations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has an accumulated deficit of $127,888, working capital deficiency of $(26,583) since inception, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
December 2, 2009

F-17-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)

BALANCE SHEETS

	As of	As of
	December 31, 2009	December 31, 2008

ASSETS
Current assets

Cash	$459	$410
Prepaid expenses	-	31

Total current assets	459	441

Other assets

Equipment, net	-	1,852
Security deposit	-	200

Total Assets	$459	$2,493

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$5,792	$6,312
Due to related parties	2,745	-
Loan Payable - related parties	21,250	26,632
Total Current Liabilities	27,042	35,689

Total Liabilities	27,042	35,689

Stockholders’ Equity
Capital stock 75,000,000 shares authorized, $0.001 par value 65,033,320 shares issued and outstanding (June 30, 2008 - 65,033,320)	65,033	65,033
Additional paid-in capital	36,272	(16,483)
Deficit accumulated during development stage	(127,888)	(81,746)
Total Stockholders' Equity	(26,583)	(33,196)

Total Liabilities and Stockholders' Equity	$459	$2,493

The accompanying notes are an integral part of these financial statements.

F-18-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year	Year	August 25, 2006
	Ended	ended	(Inception) through
	June 30,	June 30,	June 30,
	2009	2008	2009

Net Income	$-	$-	$-

Expenses:
Amortization	$	$76	$76
Audio production		14,500	14,500
Professional/Legal Fees	15,792		15,792
General and Administrative	30,014	55,856	90,052
	45,806	70,432	126,420
Loss from operations	(45,806)	(70,432)	(126,420)
Other income (expense)
Interest expense	(336)	(1,103)	(1,468)
Income (loss) before provision for income tax	(46,142)	(71,535)	(127,888)
Provision for income tax	-	-	-

Net income (loss)	$ (46,142)	$ (71,535)	(127,888)
Loss per share	$ (0.00)	$ (0.00)	(0.00)
Weighted average number of common
shares outstanding	65,033,320	55,992,796	65,033,320

The accompanying notes are an integral part of these financial statements

F-19-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)

STATEMENTS OF CASH FLOWS
	Year	Year	August 25, 2006
	Ended	ended	(Inception) through
	June 30, 2009	June 30, 2008	June 30, 2009
		(restated)

Operating Activities:

Net income (loss)	$ (46,142)	$ (81,746)	$ (127,888)
Adjustment to reconcile net income to net
cash provided by (used for) operating activities:
Amortization		76	76
Prepaid expenses	31	(31)	-
Security deposit	200	(200)	-
Accounts payable and accrued liabilities	(520)	94	5,792
Net cash provided by (used for)
operating activities	(46,431)	(70,837)	(122,020)
Investing Activities
Purchase of fixed assets	( )	(1,929)	(1,929)
Disposition of fixed assets	1,852		1,852
Net cash provided by (used for)
investing activities	1,852	(1,929)	(77)
Financing Activities:
Contributions from related party	52,755	12,362	81,215
Accounts payable related parties	(8,127)	-	(8,127)
Proceeds from issuance of common stock		45,050	48,550
Net cash provided by (used for)
financing activities	52,755	56,653	94,741
Net Increase (Decrease) In Cash	49	(16,113)	459

Cash At The Beginning Of The Period	410	16,523	-
Cash (Bank Indebtedness) At The End
Of The Period	$459	$410	$459

Non-Cash Investing And Financing Activities

None	$-	$-	$-

Supplemental Disclosure
Cash paid for:
Interest	$-	$-	$-
Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements

F-20-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY (deficit)
August 25, 2006 (Inception) Through June30, 2009

				Deficit
				Accumulated
				During the
	Common Shares		Paid In	Development
	Number	Par Value	Capital	Stage	Total
Balances, August 25, 2006	-	$-	$-	$-		$-
Issued for cash:
Common stock December, 2006 - at $0.001	35,000,000	35,000	( 31,500	) -		3,500
Net gain (loss) for the period ended June 30, 2007	-	-	-	(10,211)		(10,211)
Balances, June 30, 2007	35,000,000	35,000	(31,500)	(10,211)		(6,711)
Issued for cash:
Common stock October/November, 2007 - at $0.001	30,033,320	30,033	15,017	-		45,050
Net gain (loss) for the year ended June 30, 2008	-	-	-	(71,535)		(71,535)
Balances, June 30, 2008	65,033,320	65,033	(16,483)	(81,746)		(33,196)

Gain on Disposition of related party debt			52,755			52,755

			------------			------------
Net gain (loss) for the period ended June 30, 2009	-	-	-	(46,142)	$	(46,142)

The accompanying notes are an integral part of these financial statements

F-21-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
 June 30, 2009
Stated in US Dollars

Note 1 Nature and Continuance of Operations

Organization

The Company was incorporated in the State of Nevada, United States of America on August 25, 2006 and its fiscal year end is June 30. The Company was engaged in recording, publishing and distribution of multicultural stories and fairy tales for children through its website www.bonfiretales.com and other internet retailers.  It no longer operates Bonfiretales and is seeking a merger partner to bring in a business.

Going Concern

These financial statements have been prepared on a going concern basis. The Company has a working capital of $459.00 and has accumulated deficit of $127,888 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time. These factors raise substantial doubt that the company will be able to continue as a going concern. Management plans to continue to provide for its capital needs by the issuance of common stock and related party advances. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Note 2 Summary of Significant Accounting Policies The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

F-22-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

Note 2 Summary of Significant Accounting Policies - (cont'd)
Development Stage Company

The Company complies with Financial Accounting Standard Board Statement ("FAS") No. 7 and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage.

Revenue Recognition

We recognize revenue from product sales when the following four revenue recognition criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectibility is reasonably assured. Product sales and shipping revenues, net of promotional discounts, rebates, and return allowances, are recorded when the products are shipped and title passes to customers.

Impairment of Long-lived Assets

Capital assets are reviewed for impairment in accordance with FAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets", which was adopted effective January 1, 2002. Under FAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Technology and Content

Technology and content expenses consist principally of consultants' fees and expenses related to website development, editorial content, and systems support. Technology and content costs are expensed as incurred.

Advertising Costs

The Company's policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of June 30, 2009.

Foreign Currency Translation

F-23-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

Note 2 Summary of Significant Accounting Policies - (cont'd)

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", since the functional currency of the Company is U.S. dollars, the foreign currency financial statements of the Company's subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign exchange rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders' equity accounts and furniture and equipment are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the income statement.

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly no stock-based compensation has been recorded to date.
Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FAS No. 109 "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The carrying value of the Company's financial instruments consisting of cash, accounts payable and accrued liabilities, agreement payable and due to related party approximate their carrying value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

F-24-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 166”). The provisions of SFAS 166, in part, amend the derecognition guidance in FASB Statement No. 140, eliminate the exemption from consolidation for qualifying special-purpose entities and require additional disclosures. SFAS 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009. The Company does not expect the provisions of SFAS 166 to have a material effect on the financial position, results of operations or cash flows of the Company.

 In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends the consolidation guidance applicable to variable interest entities. The provisions of SFAS 167 significantly affect the overall consolidation analysis under FASB Interpretation No. 46(R). SFAS 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. SFAS 167 will be effective for the Company beginning in 2010. The Company does not expect the provisions of SFAS 167 to have a material effect on the financial position, results of operations or cash flows of the Company.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162” (“SFAS No. 168”). Under SFAS No. 168 the “FASB Accounting Standards Codification” (“Codification”) will become the source of authoritative U. S. GAAP to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. SFAS No. 168 is effective for the Company’s interim quarterly period beginning July 1, 2009. The Company does not expect the adoption of SFAS No. 168 to have an impact on the financial statements.

In June 2009, the Securities and Exchange Commission’s Office of the Chief Accountant and Division of Corporation Finance announced the release of Staff Accounting Bulletin (SAB) No. 112. This staff accounting bulletin amends or rescinds portions of the interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with current authoritative accounting and auditing guidance and Securities and Exchange Commission rules and regulations. Specifically, the staff is updating the Series in order to bring existing guidance into conformity with recent pronouncements by the Financial Accounting Standards Board, namely, Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, and Statement of Financial Accounting

Standards No. 160, Non-controlling Interests in Consolidated Financial Statements. The statements in staff accounting bulletins are not rules or interpretations of the Commission, nor are they published as bearing the Commission's official approval. They represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

F-25-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

In April 2009, APB 12-5, Disclosure of depreciable assets and depreciation. Depreciation was calculated using the straight line method over a five year period.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments. This FSP amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. This FSP shall be effective for interim reporting periods ending after June 15, 2009. The Company does not have any fair value of financial instruments to disclose.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The FSP shall be effective for interim and annual reporting periods ending

Note 2 Summary of Significant Accounting Policies - (cont'd)

after June 15, 2009. The Company currently does not have any financial assets that are other-than-temporarily impaired.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to address some of the application issues under SFAS 141(R). The FSP deals with the initial recognition and measurement of an asset acquired or a liability assumed in a business combination that arises from a contingency provided the asset or liability’s fair value on the date of acquisition can be determined. When the fair value can-not be determined, the FSP requires using the guidance under SFAS No. 5, Accounting for Contingencies, and FASB Interpretation (FIN) No. 14, Reasonable Estimation of the Amount of a Loss. This FSP was effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this FSP has not had a material impact on our financial position, results of operations, or cash flows during the six months ended June 30, 2009.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”).  FSP FAS 157-4 provides guidance on estimating fair value when market activity has decreased and on identifying transactions that are not orderly.  Additionally, entities are required to disclose in interim and annual periods the inputs and valuation techniques used to measure fair value.  This FSP is effective for interim and annual periods ending after June 15, 2009.  The Company does not expect the adoption of FSP FAS 157-4 will have a material impact on its financial condition or results of operation.

F-26-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

In October 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active,” (“FSP FAS 157-3”), which clarifies application of SFAS 157 in a market that is not active.  FSP FAS 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued.  The adoption of FSP FAS 157-3 had no impact on the Company’s results of operations, financial condition or cash flows.

In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.”  This disclosure-only FSP improves the transparency of transfers of financial assets and an enterprise’s involvement with variable interest entities, including qualifying special-purpose entities.  This FSP is effective for the first reporting period (interim or annual) ending after December 15, 2008, with earlier application encouraged.  The Company adopted this FSP effective January 1, 2009.  The adoption of the FSP had no impact on the Company’s results of operations, financial condition or cash flows.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”).  FSP FAS 132(R)-1 requires additional fair value disclosures about employers’ pension and postretirement benefit plan assets consistent with guidance contained in SFAS 157.  Specifically, employers will be required to disclose information about how investment allocation decisions are made, the fair value of each major category of plan assets and information about the inputs and valuation techniques used to develop the fair value measurements of plan assets. This FSP is effective for fiscal years ending after December 15, 2009.  The Company does not expect the adoption of FSP FAS 132(R)-1 will have a material impact on its financial condition or results of operation.

In September 2008, the FASB issued exposure drafts that eliminate qualifying special purpose entities from the guidance of SFAS No. 140, “Accounting for Transfers and Servicing of Financial  Assets and  Extinguishments of Liabilities,” and  FASB  Interpretation 46 (revised December 2003), “Consolidation of  Variable  Interest Entities − an interpretation of ARB  No. 51,” as well as other modifications.  While the proposed revised pronouncements have not been finalized and the proposals are subject to further public

Note 2 Summary of Significant Accounting Policies - (cont'd)
 comment, the Company anticipates the changes will not have a significant impact on the Company’s financial statements.  The changes would be effective March 1, 2010, on a prospective basis.

F-27-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

Note 3 Capital Stock The total number of common shares authorized that may be issued by the Company is 75,000,000 shares with a par value of one tenth of one cent ($0.001) per share and no other class of shares is authorized.

During the period from August 25, 2006 (inception) to June 30, 2007, the Company issued 3,500,000 shares of common stock to its director for total proceeds of $3,500. During the year ended June 30, 2008, the Company issued 3,003,332 shares of common stock at $0.015 per share for total proceeds of $45,050.

To March 31, 2009, the Company has not granted any stock options and has not recorded any stock-based compensation.

On April 20, 2009 the Company implemented a 10 for 1 forward stock split whereby each shareholder of record received an additional 9 shares of common stock for every 1 share held of record.

Note 4 Related Party Transactions

a) The President of the Company provides consulting services to the Company. During the year ended June 30, 2009 consulting services of $Nil (June 30, 2008 - $2,066) were charged to operations.

b) At March 31, 2009, the Company owed $1,900 to directors of the Company for cash advances provided to the Company.  The loan is payable on demand. This cash advance was paid in full at June 30, 2009

c) During the period ended September 30, 2008, the former President of the Company provided a $7,000 loan to the Company. The loan was payable on demand, unsecured, bore interest at 6.45% per annum, and consisted of $7,000 of principal due on or after July 5, 2009, and $336 of accrued interest payable as at August 29, 2008.

d) On August 29, 2008, the amounts due to the former President of the Company were settled and the Company recorded a $37,123 gain on the settlement of related party debt.

e) On April 7, 2009, funds were disbursed from escrow for the purchase of approximately 54% control of the Company. Three million five hundred thousand (3,500,000) shares were purchased. The shares were purchased pursuant to an Affiliate Stock Purchase Agreement by Tim C. DeHerrera (1,166,667 shares), P. James Voloshin (1,166,667 shares) and Richard A. Luthmann (1,166,666 shares). Control was assumed from Alexander Kulyashov pursuant to the Agreement.  As part of the purchase of control, Tim C. DeHerrera consented to act as President, Secretary and Director, P. James Voloshin consented to act as Treasurer and Director, and Richard Luthmann consented to act as Executive Vice President, Chief Legal Officer and Director of the Company. With the transfer of control, an additional $15,632 gain on settlement and related party debt was recorded.

F-28-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

f) On May 18, 2009,  Shareholder Mr. Vikram Khanna provided a $5,000 loan to the Company. The loan is payable on demand with no fixed term or set duration of repayment.

g) On June 15, 2009,  Shareholder Mr. Vikram Khanna provided a $16,250 loan to the Company. The loan is payable on demand with no fixed term or set duration of repayment.

Note 5 Disposition of Assets

a)  On April 7, 2009 at the time of the Change of Control, the Company allowed previous management to retain the company deposit in the amount of $200 and the Company laptop computer valued at $1,532.

Note 6 Legal Proceedings

On May 1, 2009,, the Christian Samuels Group filed a lawsuit in the Dallas District Court DC-09-05496-G, alleging the Company and its executives did not perform on the delivery of share ownership to the Christian Samuels investors and other issues towards the other parties named in the suit.  On July 15, 2009, the Company filed a counter-claim against the Christian Samuels Group and other parties alleging that they had not preformed in funding the Company pursuant to a stock purchase agreement.

On May 4, 2009, the Company filed an action against several Christian Samuels Group investors and other individuals in the District Court, Clark County, Nevada, case number A589507.  The suit alleges that shares of the company were inadvertently delivered to Christian Samuel investors and demanding payment for such shares.

The parties have reached a settlement agreement as of the date of this filing but have not finalized and settled the cases.  The Company does not believe these lawsuits or their respective settlements will have a material impact on the Company’s financial statements
Note 7 Subsequent Events

On October 6, 2009, Richard Luthmann and P. James Voloshin resigned as officers and directors of the Company.

F-29-

Bonfire Productions, Inc.
 (A Development Stage Company)
Notes to Financial Statements
June 30, 2009

Note 8 Restatements Due to Accounting Error

The Company’s financial statements have presented that the income shown on the first, second and third quarters’ interim financial statements as filed in the Company’s interim 10Q filings was an accounting error. There were two accounting errors discovered by management: first, the Company incorrectly reported a related party loan as income in the amount of $7,500 on September 30, 2008 during the first fiscal quarter; and second, the Company incorrectly reported the forgiveness of related party debt as Other Income also during the first fiscal quarter as filed in the Company’s Form 10QSB for the period ending September 30, 2008 filed on October 28, 2008. These errors were reported again during the second and third quarters in the Company’s 10Q filings for the periods ending December 31, 2008 and March 31, 2009 filed on February 2, 2009 and May 15, 2009, respectively.

On December 1, 2009 the Company filed an 8K - Non-Reliance on Previously Issued Financial Statements.  In this 8K filing the Company represented it will restate each prior quarter upon filing the 10Q forms for each quarter of fiscal 2010.

In addition to the above, which only has impact on our interim financial statements, we have reclassified a $759 related party loan repayment during 2008 from the operation section of our Statement of Cash Flows to the Financing section of our statement of Cash Flows. This change has no other impact on any of our other financial statements.

F-30-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)
Balance Sheets
(Unaudited)

	As of March 31, 2010	As of June 30, 2009

ASSETS

Current assets
Cash	$-	$459
Total current assets	-	459

Total Assets	$-	$459

LIABILITIES & STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$3,595	$5,792
Loan payable - related parties	25,250	21,250

Total current liabilities	28,845	27,042

Total Liabilities	28,845	27,042

Stockholders' Deficit
Common stock
75,000,000 shares authorized, $0.001 par value;
65,033,320 shares issued and outstanding
as of March 31, 2010 and June 30, 2009	65,033	65,033
Additional paid-in capital	36,272	36,272
Deficit accumulated during the development stage	(130,150)	(127,888)

Total Stockholders' Deficit	(28,845)	(26,583)

Total Liabilities and Stockholders' Deficit	$-	$459
The accompanying notes are an integral part of these financial statements

F-31-

BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)
STATEMENTS OF OPERATIONS
(unaudited)

					From Inception
					on August, 25
					2006 Through
	Three Months Ended March 31,		Nine Months Ended March 31,		March 31,
	2010	2009	2010	2009 (Restated)	2010

Revenues	$-	$-	$-	$-	$-

Expenses:
Amortization	-	110	-	388	76
Audio production	-	-	-	-	14,500
Professional and legal fees	-	-	-	-	15,792
General and administrative	2,262	1,861	2,262	19,223	98,314

Total expenses	2,262	1,971	2,262	19,611	128,682

Loss from operations	(2,262)	(1,971)	(2,262)	(19,611)	(128,682)

Other income (expense):
Interest expense	-	-	-	(336)	(1,468)

Total other income (expense)	-	-	-	(336)	(1,468)

Net loss	$(2,262)	$(1,971)	$(2,262)	$(19,947)	$(130,150)

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of common shares outstanding - basic and diluted	65,033,320	65,033,320	65,033,320	65,033,320

The accompanying notes are an integral part of these financial statements

F-32-

-

  BONFIRE PRODUCTIONS, INC.
 (A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31, 2010	Nine Months Ended March 31, 2009 (Restated)	From Inception on August 25, 2006 Through March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(2,262)	$(19,947)	$(130,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	-	278	76
Accounts payable and accrued liabilities	(2,197)	2,966	4,513
CASH USED IN OPERATING ACTIVITIES	(4,459)	(16,703)	(125,561)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	-	-	(1,929)
Disposition of fixed assets	-	-	1,852
CASH USED IN INVESTING ACTIVITIES	-	-	(77)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from related party	4,000	17,146	77,088
Proceeds from issuance of common stock	-	-	48,550
CASH PROVIDED BY FINANCING ACTIVITIES	4,000	17,146	125,638

NET CHANGE IN CASH	(459)	443	-

CASH AT BEGINNING OF PERIOD	459	(429)	-
CASH AT END OF PERIOD	$-	$14	$-

SUPPLEMENTAL DISCLOSURE
Cash paid for:
Interest	$-	$-	$-
Income taxes	-	-	-

Non-cash investing and financing activities:
Forgiveness of debt by related party	$-	$37,123	$37,123

The accompanying notes are an integral part of these financial statements

F-33-

BONFIRE PRODUCTIONS, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2010
 (Unaudited)

Note 1. Basis of Presentation

The unaudited financial statements presented herein have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and the accounting policies set forth in its audited financial statements for the period ended June 30, 2009 as filed with the Securities and Exchange Commission (the “SEC”) in the Company’s Annual Report on Form 10-K and should be read in conjunction with the notes thereto.

In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented. Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. The results of operations presented for the six months ended March 31, 2010 are not necessarily indicative of the results to be expected for the year. These condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

Note 2. Going Concern

At March 31, 2010, the company had no cash and a working capital deficit of $28,845. The Company believes that its existing capital resources may not be adequate to enable it to execute its business plan. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company estimates that it will require additional cash resources during 2010 based on its current operating plan and condition.

The Company expects cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Note 3. Related Party Transactions

During the three month period ended September 30, 2009, Mr. Vikram Khanna and Tim C. DeHerrera each paid an outstanding payable for $2,000 each on behalf of the company.  The loan is payable on demand with no fixed term or set duration of repayment.

Note 4. Restatement

The Company’s financial statements for the nine months ended March 31, 2009 have been restated due to accounting errors. The Company incorrectly reported a related party loan as income in the amount of $7,500 and incorrectly reported the forgiveness of related party debt of $37,123 as other income. These amounts have been reduced to $0 in the accompany statement of operations for the nine months ended March 31, 2009 as a result of the restatement.

Note 5 Legal Proceedings

On May 1, 2009,, the Christian Samuels Group filed a lawsuit in the Dallas District Court DC-09-05496-G, alleging the Company and its executives did not perform on the delivery of share ownership to the Christian Samuels investors and other issues towards the other parties named in the suit.

In April 2010, the parties reached a settlement agreement.  There was no impact to the Company’s financial statements as a result of the settlement.

F-34-

Note 6. Subsequent Events

On April 8, 2010, Bonfire Productions, Inc. ("Bonfire") executed and entered into an agreement and plan of merger with CMoney, Inc. ("CMoney"), a Delaware corporation, pursuant to which Bonfire and CMoney have set forth certain terms relating to a proposed reverse merger transaction between the parties, whereby a new Bonfire wholly-owned subsidiary ("C$ cMoney Acquisition"), shall merge with and into CMoney, resulting in CMoney becoming a wholly-owned subsidiary of Bonfire.

On May 6, 2010, Bonfire, C$ cMoney and C$ cMoney Acquisition completed the merger.  Immediately prior to the merger, Jennifer Pharris, who became the controlling stockholder of the Company on April 21, 2010 through a purchase of shares of the Company’s common stock, was also the founder, controlling stockholder, sole director, President and Chief Executive Officer of C$ cMoney.

Promptly after completion of the merger of C$ cMoney Acquisition into C$ cMoney, C$ cMoney was merged into Bonfire, with Bonfire being the surviving entity.  Bonfire plans to change its name to cMoney, Inc.

F-35-

****
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses, all of which are payable by the Registrant in connection with the sale and distribution by the selling stockholders of the shares of common stock being registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimates.

Amount to be paid
SEC registration fee	$	3331.00
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or on behalf of the corporation by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

       Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, we intend to enter into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Reference is made to section 6(b) of the registration rights agreement in Exhibit 10.3 hereto, which provides for the indemnification by Kodiak of the Registrant and its directors, each of its officers who signs this Registration Statement and controlling persons against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act, in connection with matters specifically provided for in writing by Kodiak for inclusion in this Registration Statement.

Reference is also made to section 11 of the investment agreement in Exhibit 10.4 hereto, which provides for the indemnification by Kodiak of the Registrant and its shareholders, officers, directors, employees, counsel and direct or indirect investors  against certain liabilities, including liabilities arising under the investment agreement.

See also the undertakings set out in response to Item 17 of this Registration Statement.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit document	Exhibit Number
Amended and Restated Articles of Incorporation	3.3
Amended and Restated Bylaws	3.4
Registration Rights Agreement by and between cMoney and Kodiak	10.3
Investment Agreement by and between cMoney and Kodiak	10.4
Employment Agreement with Thomas Shaw	10.9
Employment Agreement with David R. Johnson	10.9
Employment Agreement with Jamal Khawaja	10.10
Employment Agreement with William T. Watson	10.12

Item 15. Recent Sales of Unregistered Securities

625,500 shares of common stock were issued to Robert Gandy on May 20, 2010 in connection with services to be provided by Mr. Gandy.

Item 16. Exhibits and Financial Statement Schedules

(A) Exhibits

Exhibit

Number                  Description

2.1	Merger Agreement, dated April 7, 2010, by and among Bonfire Productions, Inc. and C$ cMoney, Inc. and the shareholders of Bonfire Productions, Inc. (1)

3.1	Existing Articles of Incorporation of Bonfire Productions, Inc. (2)

3.2	Existing Bylaws of Bonfire Productions, Inc. (2)

3.3	Amended and Restated Articles of incorporation of cMoney, Inc. (6)

3.4	Amended and Restated Bylaws of cMoney, Inc. (6)

5.1	Opinion of ______________. (6)

10.1	Strategic Alliance Agreement by and between C$ cMoney, Inc. and US Dataworks, dated March 27, 2010. (4)

10.2	Amended and Restated Registration Rights Agreement by and between C$ cMoney, Inc. and Kodiak Capital Group, LLC, dated March 24, 2010. (5)

10.3	Amended and Restated Investment Agreement by and between C$ cMoney, Inc. and Kodiak Capital Group, LLC, dated March 24, 2010. (5)

10.4	Technology License Agreement between Global 1 Enterprises, Inc. and C$ cMoney, Inc dated April 3, 2010. (4)

10.5	Technology Sublicense Agreement between Global 1 Enterprises, Inc., C$ cMoney, Inc and Soprano Design Pty Ltd. dated April 19, 2010. (4)

10.6	Agreement between Global 1 Enterprises, Inc., C$ cMoney, Inc and Soprano Design Pty Ltd. dated as of May 19, 2010, amending the Technology Sublicense Agreement. (4)

10.7	Consultancy Services Agreement between Global 1 Enterprises, Inc. and C$ cMoney, Inc dated May 18, 2008. (4)

10.8#	Employment Agreement between cMoney, Inc. and Thomas Shaw, effective as of May 10, 2010. (4)

10.9#	Employment Agreement between cMoney, Inc. and David R. Johnson, effective as of May 10, 2010. (4)

10.10#	Employment Agreement between cMoney, Inc. and Jamal Khawaja, effective as of May 10, 2010. (4)

10.11#	Agreement for Service between C$ cMoney, Inc. and Global 1 Enterprises, Inc. dated April 8, 2009.

10.12#	Employment Agreement between cMoney, Inc. and William T. Watson, effective as of March 24, 2010. (5)

16.1	Letter from prior accountants Seale and Beers, CPAs. (3)

23.1	Consent of independent public accounting firm Malone Bailey LLP.

23.2	Consent of __________________ (included in Exhibit 5.1).

23.3	Consent of independent public accounting firm Seale and Beers, CPAs.

(1) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on April 8, 2010.

(2) Previously filed as Exhibit to Registration Statement on Form SB-2 filed with the SEC on August 8, 2007.

(3) Previously filed as Exhibit to Current Report on Form 8-K/A filed with the SEC on May 10, 2010.

(4) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on May 12, 2010.

(5) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on May 25, 2010.

(6) To be filed by amendment.

# Indicates management contract or compensatory plan.

(B) Financial Statement Schedule

                     All schedules have been omitted because the information required to be presented in them are not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

We hereby undertake:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Articles of incorporation or our Bylaws, the investment agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                     We further hereby undertake that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on May 27, 2010.

CMONEY, INC.
By:	/S/ JENNIFER L. PHARRIS Jennifer L. Pharris Chief Executive Officer (Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JENNIFER L. PHARRIS Jennifer L. Pharris	Chief Executive Officer (Principal Executive Officer) and Director	May 27, 2010

/S/ DAVID R. JOHNSON David R. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2010

Index to Exhibits

Exhibit

Number                  Description

2.1	Merger Agreement, dated April 7, 2010, by and among Bonfire Productions, Inc. and C$ cMoney, Inc. and the shareholders of Bonfire Productions, Inc. (1)

3.1	Existing Articles of Incorporation of Bonfire Productions, Inc. (2)

3.2	Existing Bylaws of Bonfire Productions, Inc. (2)

3.3	Amended and Restated Articles of incorporation of cMoney, Inc.(6)

3.4	Amended and Restated Bylaws of cMoney, Inc.(6)

5.1	Opinion of____________________. (6)

10.1	Strategic Alliance Agreement by and between C$ cMoney, Inc. and US Dataworks, dated March 27, 2010. (4)

10.2	Amended and Restated Registration Rights Agreement by and between C$ cMoney, Inc. and Kodiak Capital Group, LLC, dated March 24, 2010. (5)

10.3	Amended and Restated Investment Agreement by and between C$ cMoney, Inc. and Kodiak Capital Group, LLC, dated March 24, 2010. (5)

10.4	Technology License Agreement between Global 1 Enterprises, Inc. and C$ cMoney, Inc dated April 3, 2010. (4)

10.5	Technology Sublicense Agreement between Global 1 Enterprises, Inc., C$ cMoney, Inc and Soprano Design Pty Ltd. dated April 19, 2010. (4)

10.6	Agreement between Global 1 Enterprises, Inc., C$ cMoney, Inc and Soprano Design Pty Ltd. dated as of May 19, 2010, amending the Technology Sublicense Agreement. (4)

10.7	Consultancy Services Agreement between Global 1 Enterprises, Inc. and C$ cMoney, Inc dated May 18, 2008. (4)

10.8#	Employment Agreement between cMoney, Inc. and Thomas Shaw, effective as of May 10, 2010. (4)

10.9#	Employment Agreement between cMoney, Inc. and David R. Johnson, effective as of May 10, 2010. (4)

10.10#	Employment Agreement between cMoney, Inc. and Jamal Khawaja, effective as of May 10, 2010. (4)

10.11#	Agreement for Service between C$ cMoney, Inc. and Global 1 Enterprises, Inc. dated April 8, 2009.

10.12#	Employment Agreement between cMoney, Inc. and William T. Watson, effective as of March 24, 2010. (5)

16.1	Letter from prior accountants Seale and Beers, CPAs. (3)

23.1	Consent of independent public accounting firm Malone Bailey LLP.

23.2	Consent of _______________________. (included in Exhibit 5.1).

23.3	Consent of independent public accounting firm Seale and Beers, CPAs.

(1) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on April 8, 2010.

(2) Previously filed as Exhibit to Registration Statement on Form SB-2 filed with the SEC on August 8, 2007.

(3) Previously filed as Exhibit to Current Report on Form 8-K/A filed with the SEC on May 10, 2010.

(4) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on May 12, 2010.

(5) Previously filed as Exhibit to Current Report on Form 8-K filed with the SEC on May 25, 2010.

(6) To be filed by amendment.

# Indicates management contract or compensatory plan.